Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JANUARY 31, 2020

BY AND AMONG

PACIFIC PREMIER BANCORP, INC.,

PACIFIC PREMIER BANK

AND

OPUS BANK

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

Page
9.11 Assignment	83
9.12 Alternative Structure	83
9.13 Confidential Supervisory Information	83

ANNEX A	Form of Shareholder Agreement	A-1

ANNEX B	Form of Agreement of Merger	B-1

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AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 31, 2020 by and among Pacific Premier Bancorp, Inc. (“Purchaser Parent”), Pacific Premier Bank (“Purchaser Bank”) and Opus Bank (“Seller”).

RECITALS

A.       Seller. Seller is a California-chartered commercial bank, having its principal place of business in Irvine, California.

B.       Purchaser Parent. Purchaser Parent is a Delaware corporation, having its principal place of business in Irvine, California.

C        Purchaser Bank. Purchaser Bank is a California-chartered bank and a wholly owned subsidiary of Purchaser Parent, having its principal place of business in Irvine, California.

D.       Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for such purposes.

E.        Board Action. The respective Boards of Directors of each of Purchaser Parent, Purchaser Bank and Seller have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

F.        Shareholder Agreements. As a material inducement to Purchaser Parent and Purchaser Bank to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, both to vote their shares of Seller Capital Stock in favor of the approval of the Agreement and to certain other obligations.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

Article I

CERTAIN DEFINITIONS

1.01          Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2020 Seller PRSU” means each performance-based restricted stock unit granted pursuant to a Seller Equity Plan after December 31, 2019.

“2020 Seller RSU” means each time-based restricted stock unit granted pursuant to a Seller Equity Plan after December 31, 2019.

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“ACA” has the meaning set forth in Section 5.03(m)(ii).

“Acquisition Agreement” has the meaning set forth in Section 8.02(b).

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. As used in this Agreement, the word “control” and the correlative terms “controlling” and “controlled,” mean, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, no Shareholder (or any of its Affiliates or its or their respective directors, officers or employees) shall be an “Affiliate” of Seller or any Subsidiary of Seller for purposes of this Agreement.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” means the Agreement of Merger between Seller and Purchaser Bank, the form of which is attached hereto as Annex B, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of Seller Capital Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Seller Capital Stock.

“CFC” means the California Financial Code, as amended.

“CGCL” means the California General Corporation Law, as amended.

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

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“Confidentiality Agreement” has the meaning set forth in Section 6.06(e).

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“DBO” means the California Department of Business Oversight – Division of Financial Institutions.

“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, interest rates, credit-related events or conditions, or any indexes, or any other similar transaction or combination of any of these transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any Seller Options or Seller Warrants.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.05.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“DORA” means the Colorado Department of Regulatory Agencies – Division of Banking.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an investment in an Equity Security, (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity, and (c) any investment in any entity which in substance falls into any of these categories even though it may be structured as some other form of investment.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing; provided that the term “Equity Security” shall not include Loan participations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b)(i).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency, regulatory authority or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 5.03(x).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge”, with respect to a party, means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, chief financial officer, chief operating officer, chief risk officer, chief credit officer, general counsel and any other executive officer as set forth in Section 1.01(a) of either Seller’s Disclosure Schedule or Purchaser Parent’s Disclosure Schedule, in each case, as applicable, actually knows after reasonable inquiry.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(t).

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“Material Adverse Effect” means, with respect to Purchaser Parent or Seller, any effect that (i) is material and adverse to the financial condition, results of operations or business of Purchaser Parent and its Subsidiaries taken as a whole or Seller and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Purchaser Parent and its Subsidiaries or Seller and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially prevent the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities or the interpretation or implementation thereof, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international, national or regional calamity or any material worsening or escalation of such conditions, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement, pendency or consummation of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to Seller, the effects of any action or omission taken with the prior consent or at the prior written request of Purchaser Parent or as otherwise required by this Agreement, and (i) any hurricane, earthquake, flood, fire or other natural disaster, outbreak of disease, or other acts of God; provided that the effect of such changes described in clauses (a), (b), (c), (d) and (i) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on Purchaser Parent and its Subsidiaries as a whole on the one hand, or Seller and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the aggregate number of whole shares of Purchaser Parent Common Stock, based on the Exchange Ratio, plus cash in lieu of any fractional share interest, payable to the holders of Seller Capital Stock, including holders of Net Vested Seller Shares, Net Vested Seller RSU Shares, and Net Vested Seller PRSU Shares, in connection with the Transaction.

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“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by Seller and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to change-in-control payments, retention and severance payments owed, amounts required to be paid pursuant to this Agreement, the fees and expenses (including reasonable attorneys’ fees) associated with the termination, assignment, assumption or renegotiation of any Material Contracts on or before the Closing in connection with the Transaction as Purchaser Parent and Seller mutually agree (for the avoidance of doubt, excluding the fees and expenses associated with Material Contracts renewed in the ordinary course of business consistent with past practice), the amount(s) paid (whether paid by Purchaser Parent or its Subsidiaries or Seller or its Subsidiaries) to obtain the insurance coverage required pursuant to Section 6.10(c) hereof and the fees and expenses of Seller’s and its Subsidiaries’ attorneys, accountants, investment bankers and other advisors and agents. An estimate of Merger Related Expenses is set forth in Section 1.01(b) of Seller’s Disclosure Schedule, but for the avoidance of doubt, no representation, warranty, covenant or condition is made, created or affected by delivery of such estimate.

“Nasdaq” means the Nasdaq Global Market or such other securities exchange on which the Purchaser Parent Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Net Vested Seller Shares” has the meaning set forth in Section 3.08(b).

“Net Vested Seller PRSU Shares” has the meaning set forth in Section 3.08(c)(ii).

“Net Vested Seller RSU Shares” has the meaning set forth in Section 3.08(c)(i).

“Option Merger Consideration” has the meaning set forth in Section 3.08(a).

“OREO” means other real estate owned.

“Outside Date” has the meaning set forth in Section 8.01(c).

“Permitted Lien” means (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith), (ii) Liens for Taxes and Tax assessments not yet delinquent or being contested in good faith and for which appropriate reserves are reflected in the applicable party’s financial statements, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, (iv) zoning, building, land use and other similar restrictions, including environmental regulations that would not reasonably be expected to materially impair the current use of such property, or (v) pledges to secure deposits incurred in the ordinary course of business consistent with past practice.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

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“Previously Disclosed” by a party shall mean information set forth in the public securities or reporting of a party or its Affiliates filed with or furnished to the SEC or FDIC, as applicable, at any time on or after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” (but excluding any description of historical facts or events included therein) or disclosures of risk set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

“Privacy and Information Security Requirements” means: (a) all applicable laws relating to the security, protection, privacy, storage, use, disclosure, retention or transfer of personal information; (b) all current privacy policies of Seller and its Subsidiaries; and (c) all contractual obligations concerning the security, protection, privacy, collection, storage, use, disclosure, retention or transfer of personal information or other confidential information contained in any Material Contracts.

“Pro Rata Portion” has the meaning set forth in Section 3.08(c)(ii).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Purchaser Bank” has the meaning set forth in the preamble to this Agreement.

“Purchaser Bank Articles” means the Articles of Incorporation of Purchaser Bank, as amended.

“Purchaser Bank Board” means the Board of Directors of Purchaser Bank.

“Purchaser Bank Bylaws” means the Amended and Restated Bylaws of Purchaser Bank, as amended.

“Purchaser Bank Common Stock” means the common stock of Purchaser Bank.

“Purchaser Parent” has the meaning set forth in the preamble to this Agreement.

“Purchaser Parent Average Share Price” shall mean the average closing price per share of Purchaser Parent Common Stock, as reported on the Nasdaq, for the five trading days ending on and including the fifth trading day prior to the Closing Date.

“Purchaser Parent Benefit Plans” has the meaning set forth in Section 5.04(l)(i).

“Purchaser Parent Board” means the Board of Directors of Purchaser Parent.

“Purchaser Parent Bylaws” means the Amended and Restated Bylaws of Purchaser Parent, as amended.

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“Purchaser Parent Certificate” means the Amended and Restated Certificate of Incorporation of Purchaser Parent, as amended.

“Purchaser Parent Common Stock” means the common stock, $0.01 par value per share, of Purchaser Parent.

“Purchaser Parent Contract” means each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser Parent or any of its Subsidiaries is a party or by which Purchaser Parent or any of its Subsidiaries is bound as of the date hereof and has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto.

“Purchaser Parent IT Systems” has the meaning set forth in Section 5.04(o).

“Purchaser Parent Meeting” has the meaning set forth in Section 6.02(c).

“Purchaser Parent Preferred Stock” means the preferred stock, $0.01 par value per share, of Purchaser Parent.

“Purchaser Parent RSU” has the meaning set forth in Section 3.08(c)(iii).

“Purchaser Parent’s Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a).

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.03(g)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Creditor Exemption” has the meaning set forth in Section 5.03(o).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Articles” means the Articles of Incorporation of Seller, as amended.

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“Seller Board” means the Board of Directors of Seller.

“Seller Bylaws” means the Amended and Restated Bylaws of Seller.

“Seller Capital Stock” means Seller Common Stock and Seller Preferred Stock.

“Seller Common Stock” means the common stock, no par value per share, of Seller.

“Seller Common Stock Warrants” means warrants to purchase shares of Seller Common Stock.

“Seller Equity Awards” means Seller Options, Seller Restricted Stock, Seller RSUs, Seller PRSUs, 2020 Seller RSUs and 2020 Seller PRSUs.

“Seller Equity Plans” means (i) the Seller 2010 Long-Term Incentive Plan, as amended by that First Amendment dated as of December 17, 2015 and that Second Amendment dated as of January 18, 2018, and (ii) the Seller 2018 Long-Term Incentive Plan.

“Seller Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller and its Subsidiaries and any predecessor of and any successor to Seller (or to another such predecessor or successor) and also shall be deemed to refer to any or all of Seller and its Subsidiaries. References herein to the Seller Group shall be deemed to refer to both the Seller Group as a whole and to each individual member thereof.

“Seller IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“Seller Loan Property” has the meaning set forth in Section 5.03(o).

“Seller Meeting” has the meaning set forth in Section 6.02(a).

“Seller NQDP” has the meaning set forth in Section 5.03(m)(vii).

“Seller Options” means the options to acquire Seller Common Stock.

“Seller Preferred Stock” means the Series A non-cumulative, non-voting preferred stock of Seller.

“Seller Preferred Stock Warrants” means warrants to purchase shares of Seller Preferred Stock.

“Seller PRSUs” has the meaning set forth in Section 3.08(c)(ii).

“Seller Restricted Stock” has the meaning set forth in Section 3.08(b).

“Seller Restricted Stock Units” means collectively, the Seller RSUs, Seller PRSUs, 2020 Seller RSUs, and 2020 Seller PRSUs.

“Seller Retirement Plan” has the meaning set forth in Section 6.11(e).

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“Seller RSUs” has the meaning set forth in Section 3.08(c)(i).

“Seller’s Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“Seller Warrants” means the Seller Common Stock Warrants and the Seller Preferred Stock Warrants.

“Senior Officer” means an employee of Seller with the title of executive vice president or higher.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means the persons set forth in Section 1.01(c) of Seller’s Disclosure Schedule.

“Subordinated Notes” means Seller’s 5.5% fixed–to-floating rate subordinated notes due July 1, 2026.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

“Vested Seller PRSUs” has the meaning set forth in Section 3.08(c)(ii).

“Warrant Cancellation Notice” has the meaning set forth in Section 3.09(a).

“Warrant Exercise Notice” has the meaning set forth in Section 3.09(a).

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Article II

THE MERGER

2.01        The Merger.

(a)          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Purchaser Bank (the “Merger”) in accordance with the Agreement of Merger and the applicable provisions of the CGCL and the CFC, the separate corporate existence of Seller shall cease and Purchaser Bank shall survive and continue to exist as a bank incorporated under the laws of the State of California and as a wholly owned subsidiary of Purchaser Parent (Purchaser Bank, as the surviving bank of the Merger, is sometimes referred to herein as the “Surviving Bank”).

(b)          Name. The name of the Surviving Bank shall be “Pacific Premier Bank.”

(c)          Articles and Bylaws. The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Purchaser Bank Articles and the Purchaser Bank Bylaws as in effect immediately prior to the Merger.

(d)          Directors and Executive Officers of the Surviving Bank. Subject to Section 6.12, the directors of the Surviving Bank immediately after the merger shall be the directors of Purchaser Bank immediately prior to the Merger; provided, that immediately prior to the Effective Time, Purchaser Parent and Purchaser Bank shall cause two of Purchaser Bank’s existing directors to resign and, effective as of the Effective Time, two new directors, each of whom shall be selected from Seller’s existing directors and shall be mutually agreeable to Seller, Purchaser Parent and Purchaser Bank, shall be appointed to fill the vacancies created by such resignations. Subject to Section 6.12, each such appointee shall serve as a director of the Surviving Bank for the remainder of the term of the resigning director and until such appointee’s successor shall be duly elected and qualified. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Purchaser Bank immediately prior to the Merger.

(e)          Authorized Capital Stock. The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the Purchaser Bank Articles immediately prior to the Merger.

(f)           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the CGCL and CFC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Seller shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Seller shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

(g)          Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Bank’s right, title or interest in, to or under any of the rights, properties or assets of Seller acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, (A) Seller, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement; provided, that the Surviving Bank expressly accepts all liability and shall indemnify the officers and directors of Seller for such acts taken thereunder (other than in the case of willful misconduct by such director or officer prior to the Effective Time), and (B) the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

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2.02        Effective Date and Effective Time; Closing.

(a)          Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Agreement of Merger, the form of which is attached hereto as Annex B subject to having been approved and endorsed by the DBO, to be filed with the Secretary of State of the State of California pursuant to the CGCL on (i) a date mutually selected by Purchaser Parent and Seller after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver and (B) the first month end following such satisfaction or waiver, unless such date provided for in clause (B) occurs other than in the last month of a fiscal quarter and is more than fourteen (14) calendar days after the date provided for in clause (A), in which case the date shall be the date provided for in clause (A), or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Agreement of Merger certified by the Secretary of State of the State of California to be filed with the DBO immediately following the receipt of such certified copy from the Secretary of State of the State of California. The Merger provided for herein shall become effective upon acceptance and filing with the DBO. The term “Effective Time” shall be the time of such filings or as set forth in such filing with the DBO. The date of such filings or such later effective date is herein called the “Effective Date.”

(b)          A closing (the “Closing”) shall take place at 10:00 a.m., Washington D.C. time on the Effective Date, at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”). At the Closing, there shall be delivered to Purchaser Parent and Seller the certificates and other documents required to be delivered under Article VII hereof.

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Article III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01        Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of any holder of shares of Seller Capital Stock:

(a)          Purchaser Bank Common Stock. Each share of Purchaser Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding upon and after the Effective Time and shall be unchanged by the Merger.

(b)          Seller Capital Stock. Subject to Sections 3.02, 3.04, 3.05, 3.06, 3.07 and 3.08:

(i)              each share of Seller Common Stock issued and outstanding (for purposes of clarity, excluding shares held in treasury by Seller) immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.9000 of a share of Purchaser Parent Common Stock (the “Exchange Ratio”); and

(ii)             Each share of Seller Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive that number of shares of Purchaser Parent Common Stock equal to the product of (X) the number of shares of Seller Common Stock into which such share of Seller Preferred Stock is convertible in connection with, and as a result of, the Merger, and (Y) the Exchange Ratio.

3.02        Exchange Procedures.

(a)          Mailing of Transmittal Material. As promptly as practicable, but in no event later than five (5) Business Days prior to the Effective Time, Seller will deliver, or cause to be delivered, to the agent designated by Purchaser Parent (who, if different than Purchaser Parent’s or Seller’s then serving registrar and transfer agent, is reasonably acceptable to Seller) (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein. As promptly as practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, Purchaser Parent shall cause, the Exchange Agent to mail and otherwise make available to each holder of record of Seller Capital Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to Seller (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Seller Capital Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the instructions and procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for book-entry shares representing the number of whole shares of Purchaser Parent Common Stock and any cash in lieu of fractional shares which the shares of Seller Common Stock represented by such Certificate(s) or Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Seller Capital Stock covered thereby, subject to the provisions of Section 3.02(d).

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(b)          Purchaser Parent Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, Purchaser Parent shall deliver to the Exchange Agent, to be given to the holders of Seller Capital Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III, (i) evidence of shares in book entry form, representing the number of whole shares of Purchaser Parent Common Stock issuable to the holders of Seller Capital Stock as the Merger Consideration and (ii) an amount in cash equal to the amount due in lieu of fractional shares pursuant to Section 3.04. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Purchaser Parent Common Stock for the account of the Persons entitled thereto.

(c)           Issued Shares. All shares of Purchaser Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Purchaser Parent in respect of the Purchaser Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Purchaser Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Purchaser Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the book-entry shares representing whole shares of Purchaser Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Purchaser Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Purchaser Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

(d)          Exchange Agent Deliveries.

(i)              Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, the number of whole shares of Purchaser Parent Common Stock and the amount of cash, if any, into which the aggregate number of shares of Seller Capital Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to Purchaser Parent Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)             Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Seller Capital Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Purchaser Parent Common Stock and the amount of cash, if any, into which such Seller Capital Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Seller of Certificates or Book-Entry Shares representing shares of Seller Capital Stock and, if such Certificates or Book-Entry Shares are presented to Seller for transfer, they shall be cancelled against delivery of book entry shares representing Purchaser Parent Common Stock and cash as hereinabove provided.

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(e)          Lost or Destroyed Certificates; Issuances of Purchaser Parent Common Stock in New Names. The Exchange Agent shall not be obligated to deliver book-entry shares representing shares of Purchaser Parent Common Stock to which a holder of Seller Capital Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Seller Capital Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Purchaser Parent. If any book entry shares of Purchaser Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Seller Capital Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of book entry shares of Purchaser Parent Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)           Unclaimed Merger Consideration. The exchange of shares of Seller Capital Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03        Rights as Shareholders. At the Effective Time, holders of Seller Capital Stock shall cease to be, and shall have no rights as, shareholders of Seller other than to receive the consideration provided for under this Article III.

3.04        No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Purchaser Parent Common Stock shall be issued in the Merger. Each holder of Seller Capital Stock who otherwise would have been entitled to a fraction of a share of Purchaser Parent Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Purchaser Parent Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

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3.05        Dissenting Shares. Each outstanding share of Seller Preferred Stock the holder of which has perfected his, her or its right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of Seller to purchase his, her or its shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his, her or its shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. Seller shall give Purchaser Parent prompt notice upon receipt by Seller of any such written demands for payment of the fair value of such shares of Seller Preferred Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by Purchaser Parent or the Surviving Bank within the time period set forth in the CGCL.

3.06        Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Purchaser Parent Common Stock shall be increased, decreased or changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other transaction in Purchaser Parent Common Stock having such an effect, the Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of Purchaser Parent Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other transaction in Purchaser Parent Common Stock having such an effect.

3.07        Withholding Rights. Purchaser Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Seller Capital Stock or Seller Equity Awards such amounts as Purchaser Parent reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. Except for any withholding required as the result of any failure to deliver any certificates or forms requested for purposes of federal backup withholding, in the event Purchaser Parent reasonably determines that it is so required to deduct or withhold an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, Purchaser Parent shall use reasonable efforts to notify Seller of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding, including providing any certificates or forms that are reasonably requested to establish and exemption from (or reduction in) any deduction or withholding. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Capital Stock or Seller Equity Award, as applicable, in respect of which such deduction and withholding was made by Purchaser Parent.

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3.08        Seller Options, Seller Restricted Stock and Seller Restricted Stock Units.

(a)          At the Effective Time, each vested Seller Option which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive (without interest) from Seller immediately prior to the Effective Time, a single lump sum cash payment equal to the product of (i) the number of shares of Seller Common Stock subject to such Seller Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the Purchaser Parent Average Share Price multiplied by the Exchange Ratio over (B) the exercise price per share of such Seller Option (the “Option Merger Consideration”), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Seller Option is equal to or greater than the Purchaser Parent Average Share Price multiplied by the Exchange Ratio, such Seller Option shall be canceled without any cash payment being made in respect thereof. Seller shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding Seller Option with regard to the cancellation of such Seller Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Seller Equity Plans and all Seller Options issued thereunder shall terminate at the Effective Time.

(b)          With respect to each outstanding award of restricted shares of Seller Common Stock granted pursuant to a Seller Equity Plan (the “Seller Restricted Stock”), Seller shall take all necessary action, if any, and without any action on the part of the holder thereof and consistent with the terms of the Seller Equity Plans, to cause each such outstanding award of Seller Restricted Stock to become fully vested effective immediately prior to the Effective Time and, as a result of such vesting, a number of shares of Seller Common Stock equal to (i) the number of shares of Seller Restricted Stock (including the number of shares of Seller Common Stock contemplated by such award to cover dividends) held by such holder minus (ii) a number of shares of Seller Common Stock having a fair market value, based on the closing price of Seller Common Stock on the second trading day prior to the Closing Date, equal to any applicable Taxes required to be withheld (if any) with respect to such vesting (such amount being referred to as the “Net Vested Seller Shares”), shall be deemed issued in the name of such holder and outstanding as of the Effective Time. At the Effective Time, each Net Vested Seller Share shall be converted into, and shall be canceled in exchange for, the right to receive a number of shares of Purchaser Parent Common Stock equal to the Exchange Ratio and any accrued dividends that are payable in cash pursuant to the terms of such Seller Equity Award; provided that any fractional shares of Purchaser Parent Common Stock shall be treated as set forth in Section 3.04.

(c)           (i)              With respect to each outstanding award of time-based restricted stock units granted pursuant to a Seller Equity Plan (the “Seller RSUs”) (other than 2020 Seller RSUs held by Continuing Employees), Seller shall take all necessary action, if any, and without any action on the part of the holder thereof and consistent with the terms of the Seller Equity Plans, to cause each such outstanding award of Seller RSUs to become fully vested effective immediately prior to the Effective Time and, as a result of such vesting, a number of shares of Seller Common Stock equal to (x) the number of shares of Seller Common Stock subject to the Seller RSUs (including the number of shares of Seller Common Stock contemplated by such award to cover dividend equivalents) held by such holder minus (y) a number of shares of Seller Common Stock having a fair market value, based on the closing price of Seller Common Stock on the second trading day prior to the Closing Date, equal to any applicable Taxes required to be withheld with respect to such vesting and settlement (such amount being referred to as the “Net Vested Seller RSU Shares”), shall be deemed issued in the name of such holder and outstanding as of the Effective Time. At the Effective Time, each Net Vested Seller RSU Share shall be converted into, and shall be canceled in exchange for, the right to receive a number of shares of Purchaser Parent Common Stock equal to the Exchange Ratio and any accrued dividend equivalents that are payable in cash pursuant to the terms of such Seller Equity Award; provided that any fractional shares of Purchaser Parent Common Stock shall be treated as set forth in Section 3.04.

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(ii)             With respect to each outstanding award of performance-based restricted stock units granted pursuant to a Seller Equity Plan (the “Seller PRSUs”) (other than 2020 Seller PRSUs held by Continuing Employees), Seller shall take all necessary action, if any, and without any action on the part of the holder thereof and consistent with the terms of the Seller Equity Plans, to cause (x) with respect to Seller PRSUs (excluding 2020 PRSUs) held by a Continuing Employee, a Pro Rata Portion of each outstanding Seller PRSU award held by such Continuing Employee, and (y) with respect to Seller PRSUs (including 2020 PRSUs) held by a holder who is not a Continuing Employee, the greater of the Shortened Period RSU (as such term is defined in the applicable award agreement) and the target number of Seller PRSUs subject to such outstanding Seller PRSU (in each case, the “Vested Seller PRSUs”), to become vested effective immediately prior to the Effective Time and, as a result of such vesting, a number of shares of Seller Common Stock equal to (A) the number of shares of Seller Common Stock subject to the Vested Seller PRSUs (including the number of shares of Seller Common Stock contemplated by such award to cover dividend equivalents) held by such holder minus (B) a number of shares of Seller Common Stock having a fair market value, based on the closing price of Seller Common Stock on the second trading day prior to the Closing Date, equal to any applicable Taxes required to be withheld with respect to such vesting and settlement (such amount being referred to as the “Net Vested Seller PRSU Shares”), shall be deemed issued in the name of such holder and outstanding as of the Effective Time. At the Effective Time, each Net Vested Seller PRSU Share shall be converted into, and shall be canceled in exchange for, the right to receive a number of shares of Purchaser Parent Common Stock equal to the Exchange Ratio and any accrued dividend equivalents that are payable in cash pursuant to the terms of such Seller Equity Award; provided that any fractional shares of Purchaser Parent Common Stock shall be treated as set forth in Section 3.04. For purposes of this Section 3.08(c)(ii), “Pro Rata Portion” means the pro rata portion of the total number of shares of Seller Common Stock subject to an award of Seller PRSUs (i.e., a pro rata portion of the target number of Seller PRSUs subject to the award) based on the portion of the performance period completed as of the Closing Date or, if greater, based on Seller’s actual performance based on a shortened performance period which extends through the end of the fiscal quarter immediately preceding the Closing Date.

(iii)            At the Effective Time, each 2020 Seller RSU held by a Continuing Employee shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Seller Common Stock and shall be substituted with a restricted stock unit denominated in shares of Purchaser Parent Common Stock (a “Purchaser Parent RSU”) with terms substantially similar to the terms and conditions (including the same vesting terms) as were applicable to the applicable 2020 Seller RSU immediately prior to the Effective Time. The number of shares of Purchaser Parent Common Stock subject to each such Purchaser Parent RSU shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Seller Common Stock subject to such 2020 Seller RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

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(iv)           At the Effective Time, each 2020 Seller PRSU held by a Continuing Employee shall, automatically and without any action on the part of the holder thereof, cease to represent a performance stock unit denominated in shares of Seller Common Stock and shall be substituted with a Purchaser Parent RSU with terms substantially similar to the terms and conditions (including the same service-based vesting terms but excluding performance-based vesting terms) as were applicable to the applicable 2020 Seller PRSU immediately prior to the Effective Time. The number of shares of Purchaser Parent Common Stock subject to each such Purchaser Parent RSU shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Seller Common Stock subject to such 2020 Seller PRSU immediately prior to the Effective Time, determined based on the greater of the Shortened Period RSUs (as such term is defined in the award agreement applicable to the Seller PRSUs) and the target number of 2020 Seller PRSUs, multiplied by (y) the Exchange Ratio.

(d)          At or prior to the Effective Time, Seller, the Seller Board and the Compensation Committee of the Seller Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.08, and shall take all actions that may be necessary or required to ensure that from and after the Effective Time neither Purchaser Parent nor its Subsidiaries will be required to deliver shares of Seller Common Stock to any Person pursuant to or in settlement of Seller Equity Awards.

(e)          Purchaser Parent shall take all actions reasonably necessary to issue the shares of Purchaser Parent Common Stock (and cash in lieu of fractional shares as contemplated by Section 3.04 and cash in respect of any dividends or dividend equivalents) to holders of Net Vested Seller Shares, Net Vested Seller RSU Shares, and Net Vested Seller PRSU Shares in accordance with this Section 3.08 as soon as reasonably practicable after the Effective Time (and, for the avoidance of doubt, such shares of Purchaser Parent Common Stock and cash shall be delivered through the Exchange Agent procedures contemplated by Section 3.02). Purchaser Parent shall take all actions that are necessary for the substitution of Seller Equity Awards pursuant to Section 3.08(c)(iii) and Section 3.08(c)(iv) including the reservation, issuance and listing of Purchaser Parent Common Stock as necessary to effect the transactions contemplated by such Sections. If registration of shares of Purchaser Parent Common Stock issuable under the Purchaser Parent RSUs and Purchaser Parent PRSUs is required under the Securities Act, then Purchaser Parent shall file with the SEC on the Closing Date a registration statement on Form S-8 with respect to such Purchaser Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement.

3.09        Seller Warrants.

(a)          Seller shall use its reasonable best efforts to obtain from each holder of a then-outstanding Seller Warrant, no later than five (5) Business Days prior to the Closing, either (x) a written acknowledgement with regard to the cancellation of such Seller Warrant immediately prior to the Effective Time and the payment therefor in accordance with the terms of Section 3.09(a)(i) below (a “Warrant Cancellation Notice”), or (y) a written notice of providing for the exercise (for cash or cashless) effective immediately prior to the Effective Time of such Seller Warrant holder’s Seller Warrant in accordance with the terms of Section 3.09(a)(ii) below (a “Warrant Exercise Notice”).

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(i)            Each outstanding Seller Warrant for which a Warrant Cancellation Notice has been received pursuant to Section 3.09(a) above shall be canceled in exchange for the right of the holder of such Seller Warrant to receive from Purchaser Parent a single lump sum cash payment, equal to the product of (x) the number of shares of Seller Common Stock subject to such Seller Warrant (on an as-converted basis in the case of Seller Preferred Stock Warrants) immediately prior to the Effective Time, and (y) the excess, if any, of (A) the Purchaser Parent Average Share Price multiplied by the Exchange Ratio over (B) the exercise price per share of Seller Common Stock of such Seller Warrant (on an as-converted basis in the case of Seller Preferred Stock Warrants), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Seller Warrant (on an as-converted basis, in the case of Seller Preferred Stock Warrant) is equal to or greater than the Purchaser Parent Average Share Price multiplied by the Exchange Ratio, such Seller Warrant shall be canceled without any cash payment being made in respect thereof.

(ii)           Each outstanding Seller Warrant for which a Warrant Exercise Notice has been received pursuant to Section 3.09(a) above shall be deemed exercised, and the shares of Seller Capital Stock issuable upon exercise of such Seller Warrant shall be deemed issued immediately prior to the Effective Time. At the Effective Time, the shares of Seller Capital Stock issued pursuant to this Section 3.09(a)(ii) shall be converted into the right to receive the Merger Consideration pursuant to Section 3.01(b).

(b)          In the event that, for any outstanding Seller Warrant, Seller has not received a Warrant Cancellation Notice or a Warrant Exercise Notice at least five (5) Business Days prior to the Closing, then in accordance with the terms of such Seller Warrant, Purchaser Parent shall assume such Seller Warrant and shall be obligated to pay the Merger Consideration to the holder of such Seller Warrant upon exercise thereof in accordance with its terms.

3.10         Reservation of Shares. Prior to the Closing, the Purchaser Parent Board shall reserve for issuance a sufficient number of shares of Purchaser Parent Common Stock for the purpose of issuing its shares in exchange for shares of Seller Capital Stock in the Merger or upon the exercise of Seller Warrants, if any, assumed by Purchaser Parent in accordance with Section 3.09(b) above.

Article IV

ACTIONS PENDING ACQUISITION

4.01         Forbearances of Seller. From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority or as consented to by Purchaser Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course. Except as set forth in Section 4.01(a) of Seller’s Disclosure Schedule, conduct its business other than in the ordinary course of business consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve the goodwill of the customers of Seller and its Subsidiaries and others with whom material business relations exist.

(b)           Capital Stock. Other than pursuant to Rights and as otherwise set forth in Section 4.01(b) of Seller’s Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)           Dividends; Reclassifications; Etc. Except as set forth in Section 4.01(c) of Seller’s Disclosure Schedule:

(i)            Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Seller Capital Stock, except (A) regular quarterly cash dividends by Seller on the Seller Common Stock and Seller Preferred Stock at a rate not in excess of, on a converted basis, $0.11 per share of Seller Common Stock in the ordinary course of business consistent with past practice, including as to the approximate declaration, payment and record dates, (B) dividends paid by any of the Subsidiaries of Seller to Seller or any of its wholly owned Subsidiaries, or (C) to satisfy obligations under Seller’s Benefit Plans; or

(ii)           Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Seller Common Stock (other than the withholding of shares to satisfy withholding Tax obligations in respect of Seller Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Seller Equity Plans as in effect on the date of this Agreement).

(d)           Compensation; Employment Agreements; Etc. Except as required by Seller’s Benefit Plans or as otherwise set forth in Section 4.01(d) of Seller’s Disclosure Schedule, enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of Seller or its Subsidiaries (for the avoidance of doubt, this limitation shall not apply to employment agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than (i) annual merit increases, as adopted in the ordinary course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees and (ii) the payment of annual bonuses for 2019 based on actual performance in the ordinary course of business consistent with past practice, provided that the maximum aggregate amount of all potential 2019 bonus payments are set forth in Section 4.01(d)(ii) of Seller’s Disclosure Schedule), grant or announce any severance or termination pay (other than pursuant to a severance arrangement or policy disclosed in Section 5.03(m)(v) of Seller’s Disclosure Schedule or provided in Section 6.11(d)), or increase or announce any increase in any employee benefit (including incentive or bonus payments).

(e)            Hiring. Hire any person as a Senior Officer of Seller or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of Seller’s Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of Seller’s Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of Seller or a Subsidiary of Seller and who are not subject to or eligible for any change in control bonus or similar benefits or payments that, in each case, would become payable solely as a result of the Transaction, or consummation thereof.

(f)            Labor. Enter into any collective bargaining agreement or other agreement with a labor union, guild or association representing any employee.

(g)           Benefit Plans. Except as required by Seller’s Benefit Plans or as otherwise set forth in Section 4.01(g) of Seller’s Disclosure Schedule, (i) enter into, establish, adopt, terminate (except as required by Law), amend or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Seller or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder.

(h)           Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business consistent with past practice and are not material to Seller and its Subsidiaries taken as a whole, (ii) sales of Loans or Loan participations which are in the ordinary course of business consistent with past practice and (iii) as set forth in Section 4.01(h) of Seller’s Disclosure Schedule.

(i)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, deposits or properties of any Person or division or business unit thereof, in each case, other than in the ordinary course of business consistent with past practice.

(j)            Capital Expenditures. Except as set forth in Section 4.01(j) of Seller’s Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $350,000 in the aggregate.

(k)           Governing Documents. Except as set forth in Section 4.01(k) of Seller’s Disclosure Schedule, amend the Seller Articles, the Seller Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Seller.

(l)            Accounting Methods. Except as set forth in Section 4.01(l) of Seller’s Disclosure Schedule, implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(m)          Contracts. Except as otherwise permitted under this Section 4.01 or as set forth in Section 4.01(m) of Seller’s Disclosure Schedule, (i) cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts, or (ii) enter into any Material Contract described in Section 5.03(k)(i)(B), (C), (D), (E), (G), (I), (K), (L), (M) or (N) (with respect to the foregoing items).

(n)           Claims. Except as set forth in Section 4.01(n) of Seller’s Disclosure Schedule, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Seller or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Seller or any of its Subsidiaries of an amount which exceeds $250,000 individually or $600,000 in the aggregate and/or would impose any material restriction on the business of Purchaser Parent or any of its Subsidiaries following the consummation of the Transaction (including Seller).

(o)           Banking Operations. Enter into any new material line of business; materially change its lending, investment, underwriting, loan, servicing, risk and asset liability management and other material banking and operating policies, or materially change the manner in which its investment securities or loan portfolio is classified or reported, in each case, except as required by applicable law, regulation, policies imposed by any Governmental Authority or in conformity with GAAP; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(p)           Marketing. Introduce any new material sales compensation or incentive programs or arrangements (except those the material terms of which have been disclosed in writing to Purchaser Parent prior to the date hereof).

(q)          Derivatives. Enter into any Derivatives Contract except as set forth in Section 4.01(q) of Seller’s Disclosure Schedule, or in the ordinary course of business consistent with past practices.

(r)            Indebtedness. (i) Incur any indebtedness for borrowed money (which, for the avoidance of doubt, will not include deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings and advances that mature within 90 days and that have no put or call features, and securities sold under repurchase agreements that mature within 90 days, in each case, in the ordinary course of business consistent with past practices); or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to a Subsidiary of Seller, in connection with the presentation of items for collection (e.g., person or business checks) and letters of credit and other negotiable instruments in the ordinary course of business consistent with past practice.

(s)           Investment Securities. (i) Acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or Equity Investment, in each case, other than in the ordinary course of business consistent with past practice, or (ii) dispose of any debt security or Equity Investment, other than in the ordinary course of business consistent with past practice.

(t)            Loans. Except as set forth in Schedule 4.01(t) of Seller’s Disclosure Schedule, (i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made pursuant to existing commitments that have been Previously Disclosed or made in the ordinary course of business consistent with past practice that are not in excess of $25.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure any Loans; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any agreement or arrangement providing for the purchase of a Loan participation. Notwithstanding the foregoing, Seller and its Subsidiaries can make, renew, modify, or enter into Loans that exceed the foregoing dollar limitation or enter into any agreement or arrangement providing for the purchase of a Loan participation to the extent Seller provides to Purchaser Parent in writing a complete Loan package for such Loan or Loan participation, as applicable, and Purchaser Parent does not object to such Loan or Loan participation within three (3) Business Days of receipt of such written notice.

(u)           Investments in Real Estate. Make any material investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v)          Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of Seller or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Seller or any of its Subsidiaries (or the assets and liabilities of Seller or any of its Subsidiaries) (provided that nothing herein shall restrict the ability for Seller or its Subsidiaries to agree to an extension or waiver of the statute of limitations for filing any Tax Return in the ordinary course of business), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any material method of accounting with respect to Taxes, or file any amended income or other material Tax Return.

(w)          Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Purchaser Parent or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x)            Transactions with Insiders. Except as set forth in Section 4.01(x) of Seller’s Disclosure Schedule, make or propose to make any loan to or enter into any transaction with any of Seller’s or any of its Subsidiaries’ directors or executive officers (other than those entered into on an arms-length basis, in the ordinary course of business consistent with past practice and in compliance with applicable law, regulation and policies imposed by any Governmental Authority).

(y)           Adverse Actions. Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, such that the condition to the Merger set forth in Section 7.03(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of Purchaser Parent or Seller to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of Purchaser Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(z)            Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02         Forbearances of Purchaser Parent. From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority or as consented to by Seller in writing (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser Parent will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course. Conduct its business other than in the ordinary course of business consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization and fail to preserve for itself and Seller the goodwill of the customers of Purchaser Parent and its Subsidiaries and others with whom material business relations exist.

(b)           Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, other than (i) in connection with this Agreement, or (ii) pursuant to Rights issued or to be issued pursuant to the Purchaser Parent Benefit Plans (including any shares of Purchaser Parent Common Stock issuable pursuant to such Rights).

(c)            Governing Documents. Amend the Purchaser Parent Certificate or the Purchaser Parent Bylaws.

(d)           Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(e)           Dividends; Reclassifications; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Purchaser Parent Common Stock, except (i) regular quarterly cash dividends by Purchaser Parent on the Purchaser Parent Common Stock at a rate not in excess of $0.25 per share of Purchaser Parent Common Stock in the ordinary course of business consistent with past practice, including as to the approximate declaration, payment and record dates, (ii) dividends paid by any of the Subsidiaries of Purchaser Parent to Purchaser Parent or any of its wholly owned Subsidiaries, or (iii) to satisfy obligations under Purchaser Parent employee benefit plans.

(f)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any material portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof, in each case, that would materially delay the consummation of the Transaction (including the receipt of any regulatory approval required to consummate the Merger).

(g)           Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Seller or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(h)           Adverse Actions. Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time such that the condition to the Merger set forth in Section 7.02(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of Purchaser Parent or Seller to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of Purchaser Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(i)            Communications. Make any written communications to the employees of Seller or any of its Subsidiaries without prior consultation with Seller and consideration of any Seller comments in good faith.

(j)            Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Article V

REPRESENTATIONS AND WARRANTIES

5.01         Disclosure Schedules. On or prior to the date hereof, Purchaser Parent has delivered to Seller a schedule and Seller has delivered to Purchaser Parent a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.03 or 5.04 or to one or more of its covenants contained in Article IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02         Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of Seller on the one hand or Purchaser Parent and Purchaser Bank on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of Seller on the one hand or Purchaser Parent and Purchaser Bank on the other hand contained in Section 5.03(b) or 5.04(b), respectively, which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) or 5.04(b), taken as a whole), shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03         Representations and Warranties of Seller. Except as Previously Disclosed and subject to Sections 5.01 and 5.02, Seller hereby represents and warrants to Purchaser Parent and Purchaser Bank:

(a)           Organization, Standing and Authority. Seller is a commercial bank duly incorporated, validly existing and in good standing under the laws of the State of California. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Seller has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Seller are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Seller has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Seller Articles and Seller Bylaws which have previously been made available to Purchaser Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Seller and each of its Subsidiaries previously made available to Purchaser Parent contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b)          Seller Capital Stock.

(i)           The authorized capital stock of Seller consists solely of 200,000,000 shares of Seller Common Stock (including Seller Restricted Stock), of which 37,595,205 are issued and outstanding as of the date hereof, and 200,000,000 shares of Seller Preferred Stock, of which 31,111 shares are issued and outstanding as of the date hereof. As of the date hereof, 1,233,382 shares of Seller Common Stock and no shares of Seller Preferred Stock are held in treasury by Seller or otherwise directly or indirectly owned by Seller. The outstanding shares of Seller Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Seller Capital Stock have been issued in violation of the preemptive rights of any Person.

(ii)           Section 5.03(b)(ii) of Seller’s Disclosure Schedule sets forth, as of the date hereof, for each (i) Seller Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Seller Common Stock subject to each Seller Option, the number of shares of Seller Common Stock subject to Seller Options that are currently exercisable and the exercise or strike price per share, (ii) share of Seller Restricted Stock, the name of the grantee, the date of the grant, the total number of shares of Seller Restricted Stock awarded to such grantee, the vesting schedule or performance requirements applicable to each share of Seller Restricted Stock, the extent to which any applicable performance requirements have been satisfied or are reasonably expected to be satisfied prior to the Effective Time, and cash and stock dividend equivalents accrued with respect thereto, and (iii) Seller Restricted Stock Unit, the name of the grantee, the date of the grant, the total number of Seller Restricted Stock Units awarded to such grantee, whether such Seller Restricted Stock Unit is to be cash or stock-settled, the vesting schedule or performance requirements applicable to each Seller Restricted Stock Unit, the extent to which any applicable performance requirements have been satisfied or are reasonably expected to be satisfied prior to the Effective Time, and cash and stock dividend equivalents accrued with respect thereto.

(iii)          Section 5.03(b)(iii) of Seller’s Disclosure Schedule sets forth, as of the date hereof, for each Seller Warrant, the name of the holder of such Seller Warrant, the date the Seller Warrant was issued and the date of any modification thereto, whether the Seller Warrant is a Seller Common Stock Warrant or a Seller Preferred Stock Warrant, the number of shares of Seller Common Stock or Seller Preferred Stock subject to such Seller Warrant (and in the case of Seller Preferred Stock Warrants, the number of shares of Seller Common Stock issuable upon exercise of such Seller Preferred Stock Warrants and conversion of the Seller Preferred Stock received upon such exercise), the exercise or strike price per share of Seller Common Stock or Seller Preferred Stock, and the expiration date of such Seller Warrant.

(iv)          Except as set forth in this Section 5.03(b), there are no shares of Seller Capital Stock reserved for issuance, other than (A) additional shares of Seller Common Stock reserved for issuance in future awards under the Seller Equity Plans, (B) additional shares of Seller Preferred Stock reserved for issuance upon exercise of the Seller Preferred Stock Warrants, (C) additional shares of Seller Common Stock issuable upon exercise of Seller Common Stock Warrants, and (D) additional shares of Seller Common Stock issuable upon conversion of Seller Preferred Stock (including Seller Preferred Stock issuable upon exercise of the Seller Preferred Stock Warrants).

(v)          Except as set forth in this Section 5.03(b), Seller does not have any Rights issued or outstanding with respect to Seller Capital Stock and Seller does not have any commitment to authorize, issue or sell any Seller Capital Stock or Rights.

(vi)          No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Seller may vote are outstanding.

(c)           Subsidiaries.

(i)            (A) Section 5.03(c)(i)(A) of Seller’s Disclosure Schedule sets forth a list of all of Seller’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Seller owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to Seller) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Seller or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Seller’s rights to vote or to dispose of such securities, (F) all the Equity Securities of Seller’s Subsidiaries held by Seller or its Subsidiaries are fully paid and non-assessable and are owned by Seller or its Subsidiaries free and clear of any Liens, and (G) the operations of Seller Equity Partners and Seller Financial Partners have ceased and neither Subsidiary conducts any business or operations or holds any assets or liabilities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of any of the Seller Subsidiaries may vote are outstanding.

(ii)            Except as set forth in Section 5.03(c)(ii) of Seller’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Seller’s Subsidiaries and stock in the FHLB, Seller does not own beneficially, directly or indirectly, any Equity Securities of any Person or any interest in a partnership or joint venture of any kind.

(iii)          Each of Seller’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had nor would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

(iv)         Seller has provided to Purchaser Parent in Section 5.03(c)(iv) of Seller’s Disclosure Schedule the summary financial statements for PENSCO Trust Company LLC and each other Seller Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

(d)           Corporate Power. Each of Seller and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and Seller has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Seller’s shareholders of this Agreement.

(e)           Corporate Authority. Subject to the approval of the Agreement by the holders of the outstanding Seller Common Stock and Seller Preferred Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Seller and the Seller Board on or prior to the date hereof. Seller has duly executed and delivered this Agreement and assuming due authorization, execution and delivery by Purchaser Parent, this Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)            Regulatory Approvals; No Defaults.

(i)            Except as set forth in Section 5.03(f) of Seller’s Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Seller or any of its Subsidiaries in connection with the execution, delivery or performance by Seller of this Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the DBO, and DORA, as required and, in each case, as listed in Section 5.03(f) of Seller’s Disclosure Schedule, (B) filings with the FDIC, the SEC and state securities authorities, as applicable, in connection with the issuance of Purchaser Parent Common Stock in the Merger, (C) approval of listing of such Purchaser Parent Common Stock on the Nasdaq, (D) the filing of the Agreement of Merger with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC, and (E) the approval of this Agreement, including the Agreement of Merger, by the holders of the outstanding shares of Seller Common Stock and Seller Preferred Stock, voting as separate classes. To the Knowledge of Seller, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)           Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Seller and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time, or both), any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which Seller or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Material Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Seller or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or Material Contract except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Seller and its Subsidiaries, taken as a whole.

(g)              Financial Reports and Securities Documents; Internal Controls.

(i)               Since December 31, 2017, Seller has filed or will file, in each case on a timely basis, with the FDIC its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, and all other reports, registration statements, definitive proxy statements or information statements and other materials, together with any amendments required to be made with respect thereto, as required under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, “Seller’s Securities Documents”), and, as of the date filed or to be filed, Seller’s Securities Documents (A) complied or will comply in all material respects with the applicable requirements under the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any of Seller’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Seller and its Subsidiaries as of its date, and each of the consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows or equivalent statements in Seller’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of Seller and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated financial statements that are part of the Seller Quarterly Reports on Form 10-Q, to normal year-end adjustments. The books and records of Seller and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)              Except as set forth on the unaudited consolidated balance sheet of Seller dated as of September 30, 2019 and included in Seller’s Securities Documents filed prior to the date hereof, neither Seller nor any of its Subsidiaries has any liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2019 in the ordinary course of business consistent with past practice, or (B) incurred pursuant to or provided for in this Agreement and that, individually or in the aggregate, are not and would not reasonably be expected to be material to Seller and its Subsidiaries, taken as a whole.

(iii)             Since September 30, 2019, (A) Seller and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, (B) neither Seller nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

(iv)             No agreement pursuant to which any Loans or other assets have been or shall be sold by Seller or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Seller or its Subsidiaries, to cause Seller or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Seller or its Subsidiaries. Section 5.03(g)(iv) of Seller’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of Seller or its Subsidiaries that has been declared, set aside or paid since December 31, 2015, as well as all shares of capital stock of Seller or its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Seller or any of its Subsidiaries since December 31, 2015.

(v)               The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, would not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Seller (A) has implemented and maintains disclosure controls and procedures, as defined by Rule 13a-15 and 15d-15 under the Exchange Act, to ensure that material information relating to Seller and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Seller by others within Seller or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of the Seller Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and (y) to the knowledge of Seller, any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to Seller’s auditors and audit committee and a copy has previously been made available to Purchaser Parent. The disclosure controls and procedures discussed above are effective to ensure that information required to be disclosed by Seller is recorded and reported on a timely basis to the individuals responsible for the preparation of Seller’s filings with the FDIC and other public disclosure documents. Seller’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Seller, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller are being made only in accordance with authorizations of management and directors of Seller and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s assets that could have a material effect on its financial statements.

(vi)             Except as set forth in Section 5.03(g)(vi) of Seller’s Disclosure Schedule, since January 1, 2017, (A) neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Seller or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its Subsidiaries or their respective officers, directors, employees or agents to the Seller Board or any committee thereof or, to the Knowledge of Seller, to any director or officer of Seller or any of its Subsidiaries.

(h)            Legal Proceedings. Section 5.03(h) of Seller’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against Seller or any of its Subsidiaries as of the date hereof and with respect to which the amount in controversy exceeds $100,000. Except as set forth in Section 5.03(h) of Seller’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against Seller or any of its Subsidiaries and, to Seller’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened in each case where the amount in controversy exceeds $100,000. Neither Seller nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

(i)             Regulatory Matters.

(i)                Except as set forth in Section 5.03(i)(i) of Seller’s Disclosure Schedule, since January 1, 2017, Seller and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the quarterly or annual reports required to be filed under applicable law, regulations or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable law, regulations or policies imposed by any Governmental Authority, and Seller has previously delivered or made available to Purchaser Parent accurate and complete copies of all such reports. In connection with the most recent examination of Seller and its Subsidiaries by the appropriate regulatory authorities, neither Seller nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Seller believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

(ii)              Neither Seller nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or, a recipient of an extraordinary supervisory letter from, nor has Seller or any of its Subsidiaries, since January 1, 2017, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Seller and its Subsidiaries, taken as a whole. Seller and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)            Neither Seller nor any of its Subsidiaries has been advised by, nor does it have any Knowledge that, any Governmental Authority is currently contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)             (A) Except as set forth in Section 5.03(i)(iv) of Seller’s Disclosure Schedule, no Governmental Authority has initiated since January 1, 2017 or has pending any proceeding, enforcement action or, to the Knowledge of Seller, investigation or inquiry into the business, operations, policies, practices or disclosures of Seller or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Seller and its Subsidiaries), or, to the Knowledge of Seller, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, other than, in each case, which would not reasonably be expected to result in a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

(v)               The most recent regulatory rating given to Seller as to compliance with the Community Reinvestment Act is at least “satisfactory.” Since the last regulatory examination of Seller with respect to Community Reinvestment Act compliance, Seller has not received any material complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance.

(j)             Compliance with Laws. Except as set forth in Section 5.03(j) of Seller’s Disclosure Schedule, each of Seller and its Subsidiaries:

(i)                is, and at all times since January 1, 2017, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of Seller and its Subsidiaries related to customer data, privacy and security;

(ii)              has, and at all times since January 1, 2017, has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)            has received no written notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Seller’s Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

(k)            Material Contracts; Defaults.

(i)                Except for documents set forth in Section 5.03(k)(i) of Seller’s Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $300,000 per annum per individual with respect to an independent contractor or consultant and $100,000 per annum per any other individual, (B) which to Seller’s Knowledge, would entitle any present or former director, officer, employee, independent contractor, consultant or agent of Seller or any of its Subsidiaries to indemnification from Seller or any of its Subsidiaries, or which to Seller’s Knowledge, would require Seller or any of its Subsidiaries to make any payments in respect of any non-competition obligations restricting the ability of any present or former director or Senior Officer of Seller to compete against Seller or any of its Subsidiaries, (C) which provides for the payment by Seller or any of its Subsidiaries of profit-sharing, severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving Seller or any of its Subsidiaries, including but not limited to, the Transaction, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 calendar days or less notice that provides for the payment or value of more than $100,000 per annum, (E) which is with or to a labor union, employee representative or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness for borrowed money or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, and the provision of other banking products or services to customers in the ordinary course of business consistent with past practice), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Seller or any of its Subsidiaries, (H) which is executory and involves the purchase or sale of assets with a purchase price of $300,000 or more in any single case or $1,000,000 in all such cases, other than purchases and sales in the ordinary course of business consistent with past practice of investment securities, multifamily Loans, OREO or government guaranteed Loans, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) that provides for the payment of $100,000 or more in annual fees, (J) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $300,000 individually or $600,000 in the aggregate and that has any continuing obligations, liabilities or restrictions other than customary confidentiality restrictions, (K) which relates to a partnership or joint venture or similar arrangement, (L) which is an agreement pursuant to which Seller or any of its Subsidiaries is a lessor, lessee, sublessor, sublessee or otherwise leases, occupies or uses any real property, (M) which comprises a non-competition contract or other contract that materially restricts the conduct of any business by Seller or any of its Subsidiaries or limits the freedom of Seller or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Seller or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (N) which is with respect to, or otherwise commits Seller or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). True, correct and complete copies of all such Material Contracts have been made available to Purchaser Parent as of the date hereof.

(ii)              Except as set forth in Section 5.03(k)(ii) of Seller’s Disclosure Schedule, each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Seller or its Subsidiaries and, to Seller’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Seller or its Subsidiaries, and to Seller’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Neither Seller or its Subsidiaries nor, to Seller’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Seller of any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to Seller’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any Material Contract, (B) give any Person the right to accelerate the performance of any material provision of, or the maturity of, any Material Contract, or (C) give any Person the right to cancel or terminate, or modify any material provision of, any Material Contract.

(iii)            Section 5.03(k)(iii) of Seller’s Disclosure Schedule sets forth a schedule of all holders of five percent or more of Seller Common Stock (including any Seller Warrants and Seller Preferred Stock held on an as-exercised and as-converted basis) and executive officers and directors of Seller and its Subsidiaries who have outstanding loans from Seller or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)             No Brokers. No action has been taken by Seller or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Piper Sandler & Co., which are set forth in Section 5.03(l) of Seller’s Disclosure Schedule. Copies of all agreements with Piper Sandler & Co. have been previously provided or made available to Purchaser Parent.

(m)           Employee Benefit Plans.

(i)               A list of all material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Seller and its Subsidiaries for the benefit of current or former employees of Seller and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of Seller or its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Seller may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “Benefit Plans”), is set forth in Section 5.03(m)(i) of Seller’s Disclosure Schedule. True and complete copies of the following documents have been provided or made available to Purchaser Parent: (A) all Benefit Plans documents and all written agreements underlying a funding medium for or relating to the administration of any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management and insurance contracts, certificates of coverage and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”) and a copy of any “top hat” filings with the DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (E) the most recent actuarial report, if any, relating to each Benefit Plan; and (F) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii)              Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code, has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which Seller can rely that it is so qualified, and nothing has occurred with respect to the operation of any such plan which would cause the loss of such qualification or exemption or the imposition of any material liability. There is no pending or, to Seller’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) as of the date hereof and with respect to which the amount in controversy exceeds $100,000 relating to the Benefit Plans. Neither Seller nor its Subsidiaries have received any correspondence from a Governmental Authority or any participant or beneficiary of a Benefit Plan that brings into questions the qualification of any such plan. Neither Seller nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material liability, fine or penalty of any kind with respect to any Benefit Plan under either the Code or ERISA. No assets of Seller or any Subsidiary are subject to an encumbrance or lien that may be imposed under ERISA or the Code with respect to the operation, administration or funding of any Benefit Plan. Since January 1, 2017, no Benefit Plan or related trust has been the subject of an audit, investigation or examination or other proceeding by the IRS, the DOL or other Governmental Authority. There have been no nonexempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Benefit Plan in connection with which Seller or any Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976, 4980D, 4980H or 49801 of the Code or under any applicable provision of the Health Care and Education Reconciliation Act of 2010 (the “ACA”). With respect to each Benefit Plan, as applicable, all reports and disclosures required to be filed or delivered under ERISA and the Code have been accurate in all material respects as of the date filed, have been filed or distributed in a timely manner, and any Taxes due in connection with such filings have been paid. Seller and any ERISA Affiliate that sponsors, maintains or contributes to a group health plan (within the meaning of Section 5000(b) of the Code) has complied with the Patient Protection and Affordable Care Act, the ACA and the requirements of Section 4980B of the Code and the regulations promulgated under each such law, including applicable reporting, tax deposits and fee payment obligations.

(iii)             Neither Seller nor any entity considered to be a single employer with Seller under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) maintains or contributes, or has, within the past six (6) years, maintained or contributed to, any pension plan subject to Title IV of ERISA, any multiple employer plan (as defined in Section 413(c) of the Code), any multiemployer plan (as defined in 4001(a)(3) of ERISA), any “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or any Retiree Welfare Plan.

(iv)             Except as set forth in Section 5.03(m)(iv) of Seller’s Disclosure Schedule, all contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made or paid when due in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Seller’s financial statements included in Seller’s Securities Documents. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to Seller or any of its Subsidiaries, the premiums for which are paid directly by Seller or any of its Subsidiaries, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder. No event has occurred or condition exists that would reasonably be likely to result in a material increase in the level of amounts paid or accrued or benefits or premiums paid by the Seller under the Seller’s health and welfare benefit plans for 2020 as compared to 2019.

(v)              Except as set forth in Section 5.03(m)(v) of Seller’s Disclosure Schedule, none of the execution of this Agreement, Seller shareholder approval of the Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of Seller or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Seller will provide to Purchaser Parent within ten (10) Business Days of the date of this Agreement Seller’s calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by Purchaser Parent, in its discretion, including, without limitation, pertinent Form W-2 information for any “disqualified individuals” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither Seller nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 409A or Section 4999 of the Code.

(vi)             Neither Seller nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(vii)            Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as a “Seller NQDP”) has been maintained, as to both form and operation, in material compliance with Section 409A of the Code. Neither Seller nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

(viii)          Except as set forth in Section 6.11(d), each Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon Seller or its ERISA Affiliates. Neither Seller nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(ix)             Each Seller Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Seller Common Stock as of the grant date; and (ii) has been issued in compliance in all material respects with applicable laws.

(n)           Labor Matters.

(i)                Section 5.03(n)(i) of Seller’s Disclosure Schedule sets forth (A) the name, title and total compensation of each current officer of Seller and each of its Subsidiaries as of the date hereof and each other current employee of Seller and each of its Subsidiaries as of the date hereof, (B) all bonuses and other incentive compensation received by or projected to be received by such officers, employees, independent contractors and consultants that are natural persons in 2018, 2019 and 2020 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Seller and each of its Subsidiaries regarding compensation with any of its respective current officers, employees, independent contractors and consultants including those to increase the compensation or to modify the conditions or terms of employment.

(ii)              Except as set forth in Section 5.03(n)(ii) of Seller’s Disclosure Schedule, to Seller’s Knowledge, no current officer or director of Seller or any of its Subsidiaries or any current employee, independent contractor or consultant of Seller or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could materially and adversely affect the ability of Seller or any of its Subsidiaries to conduct its business as currently conducted.

(iii)             Since January 1, 2017, each individual who has provided services to Seller or any of its Subsidiaries who was classified as an “independent contractor” or similar status was properly classified and treated as such for purposes of applicable law, rule or regulation. Since January 1, 2017, neither Seller nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Seller or any of its Subsidiaries, in any capacity.

(iv)             Except as set forth in Section 5.03(n)(iv) of Seller’s Disclosure Schedule, as of the date hereof, no current officer, employee or group of employees of Seller or any of its Subsidiaries has informed Seller or such Subsidiary in writing, or to Seller’s Knowledge, verbally, of his, her or their intent, to terminate employment with Seller or any of its Subsidiaries during the next twelve (12) months.

(v)               Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it pending or, to Seller’s Knowledge, threatened, nor does Seller have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of Seller and its Subsidiaries has paid in full, in all material respects, all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except (A) as set forth in Section 5.03(n)(v) of Seller’s Disclosure Schedule or (B) as provided otherwise by applicable law, the employment of each officer and employee of Seller and each of its Subsidiaries is terminable at the will of Seller or such Subsidiary.

(vi)             Except as set forth in Section 5.03(n)(vi) of Seller’s Disclosure Schedule, (A) there is no pending or, to Seller’s Knowledge, threatened material legal proceeding involving Seller or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Seller or any of its Subsidiaries, on the other hand, and (B) since January 1, 2018, no other Person, to Seller’s Knowledge, has threatened any material claim or any legal proceeding against Seller or any of its Subsidiaries (or, to Seller’s Knowledge, against any officer, director or employee of Seller or any of its Subsidiaries in their respective capacities as such) relating to employees or former employees of Seller or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(vii)           Seller and each of its Subsidiaries is, and at all times since January 1, 2017 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.

(o)            Environmental Matters. (i) There are no legal, administrative, arbitral or other proceedings, claims, actions, or, to Seller’s Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that would reasonably be expected to result in the imposition, on Seller or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to Seller’s Knowledge, threatened against Seller or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, and to Seller’s Knowledge there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that would reasonably be expected to impose any liability or obligation that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole; (ii) Seller and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) to Seller’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Seller or any of its Subsidiaries, or any property in which Seller or any of its Subsidiaries holds a security interest or a fiduciary or management role (“Seller Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole; (iv) in accordance with the Secured Creditor Exemption, neither Seller nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any Seller Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole; (v) neither Seller nor any of its Subsidiaries nor, to Seller’s Knowledge, any Person whose liability Seller or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither Seller nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) to Seller’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to Seller’s Knowledge, formerly owned or operated property, any Seller Loan Property, or to Seller’s Knowledge any Person whose liability Seller or any of its Subsidiaries has assumed, whether contractually or by operation of law, that would reasonably be expected to result in any claims, liability or investigations against Seller, result in any restrictions on the use of any property pursuant to any Environmental Law, or adversely affect the value of any Seller Loan Property, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole; (vii) Seller has provided and made available to Purchaser Parent copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession relating to Seller, its Subsidiaries and any currently or formerly owned or operated property that have been prepared since January 1, 2017.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health and safety as it relates to any Hazardous Substance, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term “Secured Creditor Exemption” has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

(p)          Tax Matters.

(i)              (A) Except as set forth in Section 5.03(p)(i) of Seller’s Disclosure Schedule, all income and all material other Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Seller Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all income and all material other Taxes due and payable by or with respect to the Seller Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the Seller Group did not, as of the date of the most recent financial statements included in Seller’s Securities Documents, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full and (F) no statutes of limitation with respect to any Taxes of the Seller Group have been waived or extended by or on behalf of the Seller Group, which waivers or extensions remain in effect.

(ii)             Seller has made available to Purchaser Parent (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the Seller Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to the Seller Group or its income, assets or operations. Section 5.03(p)(ii) of Seller’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the Seller Group that have been examined by any Tax authority since January 1, 2015.

(iii)            To the Knowledge of Seller, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the Seller Group, nor has the Seller Group received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv)            No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the Seller Group does not already file Tax Returns that the Seller Group is or may be subject to taxation by that jurisdiction.

(v)             The Seller Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable regulations imposed by any Governmental Authority relating to the withholding and payment of Taxes.

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(vi)            The Seller Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

(vii)           There are no Liens or other encumbrances on any of the assets of the Seller Group that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(viii)          No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the Seller Group in the past six (6) years.

(ix)             Except as set forth in Section 5.03(p) of Seller’s Disclosure Schedule, no member of the Seller Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code;

(x)              No member of the Seller Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise intended to constitute a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(xi)             Seller is not, nor it has ever been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii)            Neither Seller nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement with any Person, other than any arrangements being entered into in the ordinary course of business consistent with past practice and the primary purposes of which being unrelated to Taxes.

(xiii)           The Seller Group has not “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

(xiv)           No power of attorney granted by any member of the Seller Group relating to Taxes is currently in force.

(xv)            No member of the Seller Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Seller is the parent) or has any liability for Taxes of any Person (other than another member of the Seller Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

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(xvi)          The Seller Group has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)          Risk Management Instruments. Except as set forth in Section 5.03(q) of Seller’s Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of Seller or any of its Subsidiaries.

(r)           Loans; Nonperforming and Classified Assets.

(i)              Each Loan on the books and records of Seller and its Subsidiaries was made and has been serviced in all material respects in accordance with Seller’s lending standards in the ordinary course of business consistent with past practice, is evidenced in all material respects by appropriate and sufficient documentation and, to Seller’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by Seller to Purchaser Parent accurately reflect in all material respects the Loan portfolio of Seller and its Subsidiaries as of the date of such loan tape.

(ii)             Seller has set forth in Section 5.03(r)(ii) of Seller’s Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more calendar days delinquent in payment of principal or interest, or to Seller’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Seller, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by Seller); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2019; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Seller or any of its Subsidiaries, or to Seller’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

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(s)          Properties. To Seller’s Knowledge, all real and personal property owned by Seller or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with past practice in all material respects. Seller has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Seller as of September 30, 2019 included in Seller’s Securities Documents, or acquired after such date, other than properties sold by Seller or any of its Subsidiaries in the ordinary course of business consistent with past practice, except for Permitted Liens. All real and personal property which is material to Seller’s business on a consolidated basis and leased or licensed by Seller or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Seller or any of its Subsidiaries and, to Seller’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against Seller or such Subsidiary of Seller, and to Seller’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Except as set forth in Section 5.03(s) of Seller’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and do not require written notice to the lessor (or any other third party) of (i) intent to renew prior to the Effective Time in order to prevent such leases from terminating, expiring, or lapsing subsequent to the Effective Time, or (ii) intent to terminate prior to the Effective Time in order to prevent such leases from automatically renewing subsequent to the Effective Time. Since January 1, 2017, neither Seller nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of Seller as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify in any material respect any real property lease. To Seller’s Knowledge, Seller and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned or leased by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended. Neither Seller nor any of its Subsidiaries owns or has any obligation to purchase any real property.

(t)           Intellectual Property; Information Technology; Security.

(i)              Each of Seller and its Subsidiaries owns, or possesses valid and binding licenses and other rights to use, all Intellectual Property used in and material to the conduct of its business as currently conducted, and neither Seller nor any of its Subsidiaries has received, since January 1, 2017, any written notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Seller has listed all registered Intellectual Property owned by Seller and its Subsidiaries as of the date hereof, and all contracts pursuant to which Seller and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of Seller and its Subsidiaries, in Section 5.03(t)(i) of Seller’s Disclosure Schedule (other than commercially available software licenses). Each of Seller and its Subsidiaries owns, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), or has a valid right to use or license the Intellectual Property, and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Seller’s Knowledge, the Intellectual Property owned or licensed by Seller and its Subsidiaries is valid and enforceable.

(ii)             (A) To Seller’s Knowledge, the use of any Intellectual Property by Seller or any of its Subsidiaries as currently used and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (B) to Seller’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of Seller or any of its Subsidiaries with respect to any Intellectual Property owned by Seller or any of its Subsidiaries; and (C) since January 1, 2017, neither Seller nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against Seller or any of its Subsidiaries with respect to any Intellectual Property used by Seller or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, neither Seller nor any of its Subsidiaries has Knowledge of any facts or events that would reasonably give rise to any legal proceeding against Seller or any of its Subsidiaries that is likely to succeed.

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(iii)            To Seller’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and material to the conduct of Seller’s and its Subsidiaries respective businesses (collectively, “Seller IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Seller IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct business as currently conducted. Neither Seller nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Seller IT Systems. Seller and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course of business consistent with past practice) without material disruption to, or material interruption in, the conduct of its business. Seller and its Subsidiaries conducts periodic tests of the effectiveness of such back-up and recovery systems.

(iv)            Seller and each of its Subsidiaries is, and has been since January 1, 2017, in compliance in all material respects with the Privacy and Information Security Requirements. There is no legal proceeding pending or, to Seller’s Knowledge, threatened against Seller or any of its Subsidiaries alleging a material violation of any Privacy and Information Security Requirements. Since January 1, 2017, Seller and its Subsidiaries have not received any adverse findings by a Governmental Authority in the course of an audit or other circumstance with respect to compliance with Privacy and Information Security Requirements. Seller and each of its Subsidiaries have taken reasonable steps to ensure that all personally identifiable information subject to Privacy and Information Security Requirements and received by Seller or any of its Subsidiaries is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. Since January 1, 2017, there has been no loss, theft, or unauthorized access to or misuse of any personally identifiable information subject to Privacy and Information Security Requirements nor has Seller or any of its Subsidiaries been required to provide any notice to any Governmental Authority or Person in connection with an unauthorized breach, disclosure or use of such information in such time period. The business of Seller and its Subsidiaries as presently conducted and the consummation of the transactions contemplated by this Agreement do not violate or conflict with any Privacy and Information Security Requirements.

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(v)               Seller and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to the accessibility, integrity and confidentiality of the Seller IT Systems, including to protect against malicious code or cyber-attacks intended to permit unauthorized access, tampering, disablement or damage to any Seller IT Systems. To Seller’s Knowledge, since January 1, 2017, no Person has gained unauthorized access to any Seller IT Systems, or any confidential information, trade secrets or other information subject to Privacy and Information Security Requirements stored or processed in the Seller IT Systems.

(u)          Fiduciary Accounts. Except as set forth in Section 5.03(u) of Seller’s Disclosure Schedule, Seller and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable law, regulation or policies imposed by any Governmental Authority. Neither Seller nor any of its Subsidiaries, nor, to Seller’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)          Custodial Accounts. Except as set forth in Section 5.03(v) of Seller’s Disclosure Schedule, each of Seller and its Subsidiaries has properly administered in all material respects all accounts for which it acts as a custodian, including but not limited to accounts for which it serves as a trustee, agent, personal representative, guardian or conservator, in accordance with the terms of the governing documents and applicable laws and regulations. None of Seller or any of its Subsidiaries nor, to the Knowledge of Seller, any of their respective directors, managers, officers or employees (in such capacity), has committed any breach of duty as a qualified custodian with respect to any custodial account and the records for each such custodial account are true and correct and accurately reflect the assets of such custodial account.

(w)         Books and Records. The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.

(x)           Insurance. Section 5.03(x) of Seller’s Disclosure Schedule lists all of the material insurance policies, binders, or bonds maintained as of the date hereof by Seller and its Subsidiaries (“Insurance Policies”), which includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. To Seller’s Knowledge, Seller and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither Seller nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(x) of Seller’s Disclosure Schedule, there is no claim for coverage by Seller or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither Seller nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

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(y)          Allowance For Loan Losses. Seller’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with Seller’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards in all material respects.

(z)          Transactions With Affiliates. As further qualified in Section 5.03(z) of Seller’s Disclosure Schedule, since January 1, 2017, all “covered transactions” between Seller and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance in all material respects with such provisions.

(aa)        Required Vote; Antitakeover Provisions.

(i)               The affirmative vote (or action by written consent) of the holders of a majority of the outstanding shares of Seller Common Stock and a majority of the outstanding shares of Seller Preferred Stock, voting as separate classes, entitled to vote is necessary to approve the Agreement on behalf of Seller. No other vote (or consent) of the shareholders of Seller is required by law, the Seller Articles, the Seller Bylaws or otherwise to approve this Agreement and the Transaction.

(ii)              Based on the representation and warranty of Purchaser Parent contained in Section 5.04(r), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the Seller Articles and Seller Bylaws or the takeover laws of any other state (including any applicable sections of the CFC), apply or will apply to this Agreement or the Transaction.

(bb)        Fairness Opinion. The Seller Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler & Co., to the effect that as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of Seller Common Stock from a financial point of view.

(cc)        Transactions in Securities. As further qualified in Section 5.03(cc) of Seller’s Disclosure Schedule, since January 1, 2017, all offers and sales of Seller Capital Stock by Seller were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

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(dd)        Registration Obligation. Neither Seller nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(ee)        No Additional Representations. Except for the representations and warranties made by Seller in this Section 5.03, as Previously Disclosed, or in any certificate delivered by Seller to Purchaser Parent or Purchaser Bank, neither Seller nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Seller, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby expressly disclaims any such other representations and warranties. Except for the representations and warranties set forth in Section 5.04, as Previously Disclosed, or in any certificate delivered by Purchaser Parent to Seller, Seller specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Purchaser Parent has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in Section 5.04, as Previously Disclosed, or in any certificate delivered by Purchaser Parent to Seller.

5.04          Representations and Warranties of Purchaser Parent and Purchaser Bank. Except as Previously Disclosed and subject to Sections 5.01 and 5.02, Purchaser Parent and Purchaser Bank hereby represent and warrant to Seller as follows:

(a)          Organization, Standing and Authority. Purchaser Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole. Purchaser Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the Purchaser Parent Certificate and Purchaser Parent Bylaws which have previously been made available to Seller are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Purchaser Parent and each of its Subsidiaries which have previously been made available to Seller contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b)          Purchaser Parent Capital Stock.

(i)                 The authorized capital stock of Purchaser Parent consists solely of 150,000,000 shares of Purchaser Parent Common Stock, of which 59,528,249 shares were issued and outstanding as of the date hereof, and 1,000,000 shares of Purchaser Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the date hereof, no shares of Purchaser Parent Common Stock and no shares of Purchaser Parent Preferred Stock are held in treasury by Purchaser Parent or otherwise directly or indirectly owned by Purchaser Parent. The outstanding shares of Purchaser Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Purchaser Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Purchaser Parent, except for shares of Purchaser Parent Common Stock issuable pursuant to the Purchaser Parent Benefit Plans and by virtue of this Agreement.

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(ii)              The shares of Purchaser Parent Common Stock to be issued in exchange for shares of Seller Capital Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and the issuance thereof is not subject to any preemptive right.

(c)           Purchaser Bank.

(i)               Purchaser Bank is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Purchaser Bank is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Purchaser Bank has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

(ii)              (A) Purchaser Parent owns, directly or indirectly, all the issued and outstanding equity securities of Purchaser Bank, (B) no equity securities of Purchaser Bank are or may become required to be issued (other than to Purchaser Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Purchaser Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Purchaser Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Purchaser Parent’s right to vote or to dispose of such securities.

(d)           Corporate Power. Each of Purchaser Parent and Purchaser Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of Purchaser Parent and Purchaser Bank has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the Agreement of Merger, as applicable, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by Purchaser Parent’s shareholders of the issuance of Purchaser Parent Common Stock in the Merger.

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(e)           Corporate Authority. Subject to the approval of the issuance of the Purchaser Parent Common Stock in the Merger by a majority of the votes cast at the Purchaser Parent Meeting, this Agreement, the Agreement of Merger and the Transaction have been authorized by all necessary corporate action of Purchaser Parent, the Purchaser Parent Board, Purchaser Bank and the Purchaser Bank Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Purchaser Bank on or prior to the date hereof. This Agreement has been duly executed and delivered by Purchaser Parent and Purchaser Bank and, assuming due authorization, execution and delivery by Seller, this Agreement is a valid and legally binding obligation of Purchaser Parent and Purchaser Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Regulatory Approvals; No Defaults.

(i)                No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Purchaser Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Purchaser Parent and Purchaser Bank of this Agreement and by Purchaser Bank of the Agreement of Merger or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the DBO, and DORA, as required and, in each case, listed in Section 5.04(f) of Purchaser Parent’s Disclosure Schedule, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of Purchaser Parent Common Stock in the Merger, (C) approval of listing of such Purchaser Parent Common Stock on the Nasdaq, (D) the filing of the Agreement of Merger with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC, and (E) the approval by Purchaser Parent’s shareholders of the issuance of Purchaser Parent Common Stock in the Merger. To the Knowledge of Purchaser Parent, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)              Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Purchaser Parent and Purchaser Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time or both) any law, code, ordinance, rule or regulation, or any judgment decree, injunction, order, governmental permit or license, to which Purchaser Parent or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Purchaser Parent Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Purchaser Parent or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or Purchaser Parent Contract, except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Purchaser Parent and its Subsidiaries, taken as a whole.

(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)               Since December 31, 2017, Purchaser Parent has filed or will file, in each case on a timely basis, with the SEC its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, and all other reports, registration statements, definitive proxy statements or information statements and other materials, together with any amendments required to be made with respect thereto, as required under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, “Purchaser Parent’s Securities Documents”), and, as of the date filed or to be filed, Purchaser Parent’s Securities Documents (A) complied or will comply in all material respects with the applicable requirements under the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any of Purchaser Parent’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Purchaser Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders’ equity and other comprehensive income (loss), and cash flows or equivalent statements in Purchaser Parent’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of Purchaser Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated financial statements that are part of the Purchaser Parent Quarterly Reports on Form 10-Q, to normal year-end adjustments. The books and records of Purchaser Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

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(ii)            Except as set forth on the unaudited consolidated statements of financial condition of Purchaser Parent dated as of September 30, 2019 and included in Seller’s Securities Documents filed prior to the date hereof, neither Purchaser Parent nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2019 in the ordinary course of business consistent with past practice, or (B) incurred pursuant to or provided for in this Agreement and that, individually or in the aggregate, are not and would not reasonably be expected to (x) prevent or materially delay consummation of the Transaction or (y) otherwise be material to Purchaser Parent and its Subsidiaries, taken as a whole.

(iii)           Since September 30, 2019, (A) Purchaser Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, (B) neither Purchaser Parent nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.02 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole.

(iv)          Purchaser Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(v)           The records, systems, controls, data and information of Purchaser Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser Parent or its Subsidiaries or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole. Purchaser Parent (A) has implemented and maintains disclosure controls and procedures, as defined by Rule 13a-15 and 15d-15 under the Exchange Act, to ensure that material information relating to Purchaser Parent and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Purchaser Parent by others within Purchaser Parent or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser Parent’s outside auditors and the audit committee of the Purchaser Parent Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Purchaser Parent’s ability to record, process, summarize and report financial information and (y) to the knowledge of Purchaser Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser Parent’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to Purchaser Parent’s auditors and audit committee and a copy has previously been made available to Seller. The disclosure controls and procedures are effective to ensure that information required to be disclosed by Purchaser Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Purchaser Parent’s filings with the SEC and other public disclosure documents. Purchaser Parent’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Purchaser Parent, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Purchaser Parent are being made only in accordance with authorizations of management and directors of Purchaser Parent and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Purchaser Parent’s assets that could have a material effect on its financial statements.

(vi)          Since January 1, 2017, (A) neither Purchaser Parent nor any of its Subsidiaries nor, to the Knowledge of Purchaser Parent, any director, officer, employee, auditor, accountant or representative of Purchaser Parent or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser Parent or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Purchaser Parent or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser Parent or any of its Subsidiaries, whether or not employed by Purchaser Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Purchaser Parent Board or any committee thereof or, to the Knowledge of Purchaser Parent, to any director or officer of Purchaser Parent or any of its Subsidiaries.

(h)            Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against Purchaser Parent or any of its Subsidiaries and, to Purchaser Parent’s Knowledge, no litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole. Neither Purchaser Parent nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole.

(i)             No Brokers. No action has been taken by Purchaser Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by Purchaser Parent to D.A. Davidson & Co.

(j)             Regulatory Matters.

(i)             Since January 1, 2017, Purchaser Parent and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the quarterly and annual reports required to be filed under applicable law, regulations or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable law, regulations or policies imposed by any Governmental Authority, and Purchaser Parent has previously delivered or made available to Seller accurate and complete copies of all such reports. In connection with the most recent examination of Purchaser Parent and its Subsidiaries by the appropriate regulatory authorities, neither Purchaser Parent nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Purchaser Parent believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole.

(ii)              Neither Purchaser Parent nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or a recipient of an extraordinary supervisory letter from, nor has Purchaser Parent or any of its Subsidiaries, since January 1, 2017, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Purchaser Parent and its Subsidiaries, taken as a whole. Purchaser Parent and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)           Neither Purchaser Parent nor any its Subsidiaries has been advised by, nor does it have any Knowledge that, any Governmental Authority is currently contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)           (A) No Governmental Authority has initiated since January 1, 2017 or has pending any proceeding, enforcement action or, to Purchaser Parent’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of Purchaser Parent or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Purchaser Parent or the applicable Subsidiary), or, to Purchaser Parent’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Purchaser Parent or its Subsidiaries, other than, in each case, which would not reasonably be expected to prevent, materially impair or materially delay the ability of Purchaser Parent and its Subsidiaries, to perform their respective obligations under this Agreement or the consummation of the transactions contemplated hereby.

(v)            The most recent regulatory rating given to Purchaser Bank as to compliance with the Community Reinvestment Act is at least “satisfactory.” Since the last regulatory examination of Purchaser Bank with respect to Community Reinvestment Act compliance, Purchaser Bank has not received any material complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance.

(k)            Compliance with Laws. Each of Purchaser Parent and its Subsidiaries:

(i)             is, and at all times since January 1, 2017 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of Purchaser Parent and its Subsidiaries related to customer data, privacy and security;

(ii)            has, and at all times since January 1, 2017 has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Purchaser Parent’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)           has received no written notification or communication from any Governmental Authority (A) asserting that Purchaser Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Purchaser Parent’s Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

(l)             Employee Benefit Plans.

(i)             Summaries of all material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Purchaser Parent and Purchaser Bank for the benefit of current or former employees of Purchaser Parent and its Subsidiaries and current or former directors or independent contractors of Purchaser Parent and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Purchaser Parent and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “Purchaser Parent Benefit Plans”), have been provided or made available to Seller.

(ii)            Each Purchaser Parent Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Purchaser Parent Benefit Plan is maintained.

(iii)           Neither Purchaser Parent nor any ERISA Affiliate maintains or contributes to any pension plan subject to Title IV of ERISA, any multiple employer plan (as defined in Section 413(c) of the Code), any multiemployer plan (as defined in 4001(a)(3) of ERISA), any “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or any Retiree Welfare Plan, other than those Previously Disclosed.

(m)             Purchaser Parent Contracts. Each of the Purchaser Parent Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Purchaser Parent or its Subsidiaries and, to Purchaser Parent’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Purchaser Parent or its Subsidiaries, and to Purchaser Parent’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). With respect to the Purchaser Parent Contracts, to Purchaser Parent’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any Purchaser Parent Contract, (B) give any Person the right to accelerate the performance of any material provision of, or the maturity of, any Purchaser Parent Contract, or (C) give any Person the right to cancel or terminate, or modify any material provision of, any Purchaser Parent Contract.

(n)            Tax Matters.

(i)             (A) All income and all material other Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to Purchaser Parent or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all income and material other Taxes due and payable by or with respect to Purchaser Parent or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of Purchaser Parent and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Purchaser Parent and its Subsidiaries in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full and (F) no statutes of limitation with respect to any Taxes of Purchaser Parent or any of its Subsidiaries have been waived or extended by or on behalf of Purchaser Parent or its Subsidiaries, which waivers or extensions remain in effect.

(ii)            Purchaser Parent has made available to Seller (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of Purchaser Parent and its Subsidiaries for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to Purchaser Parent and its Subsidiaries or their income, assets or operations. No income or franchise Tax Returns that have been filed by or on behalf of Purchaser Parent and its Subsidiaries have been examined by any Tax authority since January 1, 2015.

(iii)            To the Knowledge of Purchaser Parent, there are no audits or investigations by any taxing authority or proceedings in progress with respect to Purchaser Parent and its Subsidiaries, nor has Purchaser Parent or its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv)           No claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where Purchaser Parent or any of its Subsidiaries does not already file Tax Returns that Purchaser Parent or a Subsidiary is or may be subject to taxation by that jurisdiction.

(v)           Purchaser Parent and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable regulations imposed by any Governmental Authority relating to the withholding and payment of Taxes.

(vi)          Purchaser Parent and its Subsidiaries do not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

(vii)         There are no Liens or other encumbrances on any of the assets of Purchaser Parent and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(viii)        No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to Purchaser Parent and its Subsidiaries in the past six (6) years.

(ix)           None of Purchaser Parent and its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise intended to constitute a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)            Neither Purchaser Parent nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement with any Person, other than any arrangements being entered into in the ordinary course of business consistent with past practice and the primary purposes of which being unrelated to Taxes and other than any such agreement or arrangement exclusively between or among Purchaser Parent and its Subsidiaries.

(xi)           Purchaser Parent and its Subsidiaries have not “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

(xii)          No power of attorney granted by Purchaser Parent or any of its Subsidiaries relating to Taxes is currently in force other than in the ordinary course and consistent with past practices.

(xiii)         None of Purchaser Parent and its Subsidiaries has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Purchaser Parent is the parent) or has any liability for Taxes of any Person (other than another member of the Seller Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xiv)         Purchaser Parent and its Subsidiaries have not taken any action and are not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)            Information Technology. Purchaser Parent and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to the accessibility, integrity and confidentiality of its information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and material to the conduct of Purchaser Parent’s and its Subsidiaries respective businesses (collectively, “Purchaser Parent IT Systems”), including to protect against malicious code or cyber-attacks intended to permit unauthorized access, tampering, disablement or damage to any Purchaser Parent IT Systems. To Purchaser Parent’s Knowledge, since January 1, 2017, no Person has gained unauthorized access to any Purchaser Parent IT Systems, or any confidential information, trade secrets or other information subject to (a) any applicable laws relating to the security, protection, privacy, storage, use, disclosure, retention or transfer of personal information, (b) all current privacy policies of Purchaser Parent and its Subsidiaries, and (c) all contractual obligations concerning the security, protection, privacy, collection, storage, use, disclosure, retention or transfer of personal information or other confidential information contained in any Purchaser Parent Contracts stored or processed in the Purchaser Parent IT Systems.

(p)            Books and Records. The books and records of Purchaser Parent and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Purchaser Parent and its Subsidiaries.

(q)            Required Vote; Antitakeover Provisions. The affirmative vote (or action by written consent) of the holders of a majority of the shares of Purchaser Parent Common Stock voting at the Purchaser Parent Meeting is necessary to approve the issuance of the Purchaser Parent Common Stock in the Merger. No other vote (or consent) of the stockholders of Purchaser Parent is required by law, the Purchaser Parent Certificate, the Purchaser Parent Bylaws or otherwise to approve this Agreement and the Transaction.

(r)             Ownership of Seller Capital Stock. None of Purchaser Parent or any of its Subsidiaries, or to Purchaser Parent’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Seller Capital Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(s)                Absence of Certain Changes or Events. Since September 30, 2019, there has not been any Material Adverse Effect with respect to Purchaser Parent or any event or development that is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Purchaser Parent.

(t)                 No Additional Representations. Except for the representations and warranties made by Purchaser Parent in this Section 5.04, as Previously Disclosed, or in any certificate delivered by Purchaser Parent or Purchaser Bank to Seller, none of Purchaser Parent, Purchaser Bank nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Purchaser Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser Parent and Purchaser Bank hereby expressly disclaim any such other representations and warranties. Except for the representations and warranties set forth in Section 5.03, as Previously Disclosed, or in any certificate delivered by Seller to Purchaser Parent and Purchaser Bank, each of Purchaser Parent and Purchaser Bank specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Seller has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in Section 5.03, as Previously Disclosed, or in any certificate delivered by Seller to Purchaser Parent and Purchaser Bank.

Article VI

COVENANTS

6.01         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Seller, Purchaser Parent and Purchaser Bank agrees to use its reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall reasonably cooperate with the other party hereto to that end.

6.02         Shareholder Approval.

(a)          Seller agrees to take, in accordance with applicable law and the Seller Articles and the Seller Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Seller’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “Seller Meeting”), and will in any event use reasonable best efforts to convene the Seller Meeting no later than sixty (60) calendar days after the Registration Statement is declared effective. Except with the prior approval of Purchaser Parent, no other matters shall be submitted for the approval of the Seller shareholders at the Seller Meeting. Subject to Section 6.02(b), the Seller Board shall at all times prior to and during such Seller Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to Purchaser Parent such recommendation or (y) take any other action or make any other public statement in connection with the Seller Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the Seller shareholders at the Seller Meeting for the purpose of approving the Agreement and any other matters required to be approved by Seller’s shareholders for consummation of the Transaction. In addition to the foregoing, Seller shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

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(b)          Notwithstanding the foregoing, Seller and the Seller Board shall be permitted to effect a Change in Recommendation if and only if, following the receipt of an Acquisition Proposal:

(i)             Seller shall have complied in all material respects with Section 6.07;

(ii)            the Seller Board, after consulting with its outside counsel, shall have determined in good faith that failure to do so would be more likely than not to be inconsistent with the directors’ fiduciary duties under applicable law;

(iii)           the Seller Board shall have concluded in good faith, after giving effect to all the adjustments which may be offered by Purchaser Parent pursuant to clause (v) below, that such Acquisition Proposal constitutes a Superior Proposal;

(iv)           Seller shall notify Purchaser Parent, at least five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Purchaser Parent all the material terms and conditions of such proposal; and

(v)            prior to effecting such a Change in Recommendation, Seller shall, and shall cause its financial and legal advisors to, during the period following Seller’s delivery of the notice referred to in clause (iv) above, negotiate with Purchaser Parent in good faith for a period of up to five (5) Business Days (to the extent Purchaser Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c)           Purchaser Parent agrees to take, in accordance with applicable law and the Purchaser Parent Certificate and Purchaser Parent Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of the issuance of the Purchaser Parent Common Stock in the Merger and any other matters required to be approved by Purchaser Parent’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “Purchaser Parent Meeting”) and will in any event use reasonable best efforts to convene such meeting no later than sixty (60) calendar days after the Registration Statement is declared effective. The Purchaser Parent Board shall at all times prior to and during the Purchaser Parent Meeting recommend approval of the issuance of the Purchaser Parent Common Stock in the Merger and any other matters required to be approved by Purchaser Parent’s shareholders for consummation of the Transaction and shall take all reasonable lawful action to solicit such approval by its shareholders.

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6.03         Registration Statement.

(a)          Purchaser Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Purchaser Parent with the SEC in connection with the issuance of the shares of Purchaser Parent Common Stock to the Seller shareholders, including holders of Net Vested Seller Shares, Net Vested Seller RSU Shares, and Net Vested Seller PRSU Shares, as the Merger Consideration in the Merger (including the joint proxy statement for the Purchaser Parent Meeting and the Seller Meeting and prospectus and other proxy solicitation materials of Purchaser Parent and Seller constituting a part thereof (the “Proxy Statement”) and all related documents). Seller shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Seller, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. Seller agrees to cooperate with Purchaser Parent and Purchaser Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Purchaser Parent shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within forty-five (45) calendar days of the date of this Agreement. Each of Seller and Purchaser Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Purchaser Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Seller and Purchaser Parent shall promptly mail at each party’s own expense the Proxy Statement to all of their respective shareholders.

(b)           Each of Seller and Purchaser Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to Seller’s and Purchaser Parent’s respective shareholders and the time(s) of the Seller Meeting and the Purchaser Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Seller and Purchaser Parent further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)           Purchaser Parent agrees to advise Seller promptly in writing after Purchaser Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Purchaser Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

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6.04         Regulatory Filings.

(a)          Each of Purchaser Parent, Purchaser Bank and Seller and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and Purchaser Parent shall use its reasonable best efforts to make any initial application filings with Governmental Authorities within thirty (30) calendar days of the date of this Agreement. Each of Purchaser Parent and Seller shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all applications, notices and other written information submitted to any Governmental Authority in connection with the Transaction, provided that Purchaser Parent shall not be required to provide Seller with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to the extent permitted by applicable law, regulation or policies imposed by any Governmental Authority, to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that Purchaser Parent shall not be required to provide Seller with confidential portions of any filing or other communication with a Governmental Authority.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders or shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

6.05          Press Releases. Seller and Purchaser Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser Parent or Seller may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC, the FDIC, the DBO, DORA or Nasdaq. Seller and Purchaser Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

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6.06         Access; Information.

(a)          Seller agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford Purchaser Parent and Purchaser Parent’s and Purchaser Bank’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Seller and its Subsidiaries and to such other information relating to Seller and its Subsidiaries as Purchaser Parent may reasonably request, provided that Purchaser Parent shall coordinate any and all meetings with Seller personnel with one or more designated representatives of Seller, and, during such period, Seller shall furnish as promptly as reasonably practicable to Purchaser Parent (i) a copy of each material report, filing, schedule or registration statement filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws, in each case, to the extent such report, filing, schedule or registration statement is not publicly available, and (ii) all other information concerning the business, properties and personnel of Seller and its Subsidiaries as Purchaser Parent may reasonably request. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Seller or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement (including without limitation, restrictions on sharing confidential supervisory information), provided that in any such event, Seller will work in good faith with Purchaser Parent to make appropriate substitute disclosure arrangements.

(b)           During the period from the date of this Agreement to the Effective Time, Seller shall, upon the request of Purchaser Parent, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Purchaser Parent regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 calendar days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Seller will deliver to Purchaser Parent its consolidated balance sheet, consolidated statement of income and comprehensive income, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, in each case, on a preliminary basis and without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 calendar days after the end of each fiscal year, Seller will deliver to Purchaser Parent its consolidated balance sheet, consolidated statement of income and comprehensive income, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows for such year prepared in accordance with GAAP, in each case, on a preliminary basis. Subject to applicable law, within 15 calendar days after the end of each month, Seller will deliver to Purchaser Parent a consolidated balance sheet and consolidated statement of income and comprehensive income, without related notes, for such month prepared in accordance with GAAP, in each case, on a preliminary basis.

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(c)           Purchaser Parent agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford Seller and Seller’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Purchaser Parent and its Subsidiaries and to such other information relating to Purchaser Parent and its Subsidiaries as Seller may reasonably request, provided that Seller shall coordinate any and all meetings with Purchaser Parent personnel with one or more designated representatives of Purchaser Parent, and, during such period, Purchaser Parent shall furnish as promptly as reasonably practicable to Seller (i) a copy of each report, filing schedule or registration statement filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws, in each case, to the extent such report, filing, schedule or registration statement is not publicly available, and (ii) all other information concerning the business, properties and personnel of Purchaser Parent and its Subsidiaries as Seller may reasonably request. Notwithstanding the foregoing, Purchaser Parent shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Purchaser Parent or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement (excluding without limitation, restrictions on sharing confidential supervisory information), provided that in any such event, Purchaser Parent will work in good faith with Seller to make appropriate substitute disclosure arrangements.

(d)           During the period from the date of this Agreement to the Effective Time, Purchaser Parent shall, upon the request of Seller, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Seller regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 calendar days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Purchaser Parent will deliver to Seller its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows, in each case, on a preliminary basis and without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 calendar days after the end of each fiscal year, Purchaser Parent will deliver to Seller its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows for such year prepared in accordance with GAAP, in each case, on a preliminary basis. Subject to applicable law, within 15 calendar days after the end of each month, Purchaser Parent will deliver to Seller a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP, in each case, on a preliminary basis.

(e)           All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreements, dated as of December 2, 2019, by and between Purchaser Parent and Seller (the “Confidentiality Agreement”).

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(f)            No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07         Acquisition Proposals.

(a)          Seller agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Seller or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither Seller nor any of its Subsidiaries shall, and each of the foregoing shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Purchaser Parent or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that at any time prior to the date of the Seller Meeting, if the Seller Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would be more likely than not to be inconsistent with the Seller Board’s fiduciary duties under applicable law, Seller may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Seller Board determines in good faith constitutes a Superior Proposal (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a confidentiality agreement on terms that are in all material respects no less restrictive to such Person than the terms contained in the Confidentiality Agreements are to Purchaser Parent, and (2) participate in discussions or negotiations regarding such a Superior Proposal. Seller agrees that it shall concurrently provide to Purchaser Parent any information (whether such information is confidential, nonpublic or otherwise) concerning Seller that may be provided to any other Person in connection with any Superior Proposal which has not previously been provided to Purchaser Parent. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of Seller and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of Seller, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of Equity Securities of Seller or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Seller Common Stock then outstanding or all or substantially all of Seller’s consolidated assets, which the Seller Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with Seller’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Seller Board, is reasonably likely to be obtained by such third party.

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(b)           In addition to the obligations of Seller set forth in this Section 6.07, Seller shall promptly (within 24 hours) advise Purchaser Parent orally and in writing of its receipt of any Acquisition Proposal.

(c)           Seller agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of Seller or its Subsidiaries shall be deemed a breach of this Section 6.07 by Seller.

(d)           Nothing contained in this Agreement shall prevent Seller or the Seller Board from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

6.08          Certain Policies. Effective as of the Effective Time, and provided that each party has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, upon the request of Purchaser Parent, Seller shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws, regulations or policies imposed by any Governmental Authority, use their commercially reasonable efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Purchaser Parent; provided, however, no such modification or change made by Seller or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Seller or its management with any such adjustments.

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6.09         Nasdaq Listing. Purchaser Parent shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to cause the shares of Purchaser Parent Common Stock to be issued to the Seller shareholders and holders of Net Vested Seller Shares, Net Vested Seller RSU Shares, and Net Vested PRSU Shares as the Merger Consideration in the Merger to be approved for quotation on Nasdaq prior to the Effective Date.

6.10         Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Bank (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Seller or a Seller Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Seller or any Seller Subsidiary or is or was serving at the request of Seller or any Seller Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Seller Articles and the Seller Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Seller’s Disclosure Schedule, in each case as in effect on the date hereof. The Surviving Bank shall advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Seller pursuant to the Seller Articles and the Seller Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Seller’s Disclosure Schedule, in each case as in effect on the date hereof.

(b)           Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent such failure actually and materially prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law, regulation or policies imposed by any Governmental Authority.

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(c)          Prior to the Effective Time, Seller shall, and if Seller is unable to, Purchaser Parent (and the Surviving Bank) shall as of the Effective Time obtain and fully pay for a “tail” liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Seller’s existing policy, including Purchaser Parent’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time from an insurance carrier with the same or better credit rating as Seller’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Seller’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transaction); provided, however, that in no event shall Seller be permitted nor shall Purchaser Parent be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by Seller as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Purchaser Parent shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. Purchaser Parent shall provide proof of such coverage to Seller no later than three (3) Business Days prior to the Effective Time.

(d)          The obligations of Purchaser Parent and the Surviving Bank under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the affected Indemnified Party or Parties and/or such other Person, as the case may be. If Purchaser Parent or the Surviving Bank or any of their respective successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser Parent or the Surviving Bank shall assume the obligations set forth in this Section 6.10.

(e)           The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her Representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

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6.11         Benefit Plans.

(a)               As soon as administratively practicable after the Effective Time, Purchaser Parent shall transition each employee of Seller and its Subsidiaries at the Effective Time who continues to remain employed with Seller or its Subsidiaries (collectively, the “Continuing Employees”) from the Benefit Plans of Seller and its Subsidiaries to the corresponding Purchaser Parent Benefit Plans (and any other Purchaser Parent Benefit Plans in which similarly situated employees of Purchaser Parent and its Subsidiaries participate) and take all reasonable action so that such Continuing Employee of Seller and its Subsidiaries shall be entitled to participate in each Purchaser Parent Benefit Plan to the same extent as similarly-situated employees of Purchaser Parent and its Subsidiaries (it being understood that inclusion of the Continuing Employees of Seller and its Subsidiaries in the Purchaser Parent Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of Seller and its Subsidiaries until such Continuing Employees are permitted to participate in the Purchaser Parent Benefit Plans and provided further, however, that nothing contained herein shall require Purchaser Parent or any of its Subsidiaries to make any grants to any former employee of Seller and its Subsidiaries under any discretionary equity compensation plan of Purchaser Parent. Purchaser Parent shall cause each Purchaser Parent Benefit Plan in which employees of Seller and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Purchaser Parent Benefit Plans, the service of such Continuing Employees with Seller and its Subsidiaries to the same extent as such service was credited for such purpose by Seller and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Purchaser Parent to amend or terminate any of the Purchaser Parent Benefit Plans or the Seller Benefit Plans in accordance with their terms at any time.

(b)              At and following the Effective Time, Purchaser Parent shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all agreements and plans of Seller and its Subsidiaries to the extent that each of the foregoing (including amounts accrued or otherwise payable pursuant thereto) are expressly set forth in Section 6.11(b) of Seller’s Disclosure Schedule.

(c)                In the event Purchaser Parent transitions Continuing Employees of Seller and its Subsidiaries from the group medical, dental, health, life or long-term disability plan of Seller and its Subsidiaries to the corresponding Purchaser Parent Benefit Plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Seller and its Subsidiaries, at such time as Continuing Employees become eligible to participate in such corresponding Purchaser Parent Benefit Plan, Purchaser Parent shall use commercially reasonable efforts to cause each such Purchaser Parent Benefit Plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable Purchaser Parent Benefit Plan, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding Seller Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits.

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(d)               Seller and Purchaser Parent shall cooperate in good faith to determine a mutually agreed communications plan with respect to employment decisions regarding current Employees. Within forty-five (45) calendar days from the date of this Agreement (or such later date as mutually agreed among the Parties), Purchaser Parent shall identify the Continuing Employees. On or before the Effective Date, Seller shall, or shall cause a Subsidiary to, extinguish and pay in full any remaining obligations of Seller or its Subsidiaries under an existing severance agreement to cover, reimburse a former service provider for, other otherwise pay for premiums for continued health coverage. Effective as of, and subject to, the Closing, Seller and its Subsidiaries shall terminate the employment of those Employees who are not Continuing Employees and Seller and its Subsidiaries, or Purchaser Parent and its Subsidiaries, as applicable, shall pay when due any severance, retention, change in control, accrued and unused paid time off, the Option Merger Consideration payable pursuant to Section 3.08(a) hereof, or other similar payments, in each case, which have been Previously Disclosed by Seller to Purchaser Parent, obtain an executed general release of claims that has not been revoked (to the extent required as a condition to any such payments), and pay to the proper taxing authorities any income and employment Tax withholding as well as the employer portions of any applicable employment Taxes. For the avoidance of doubt, the Option Merger Consideration will be paid by Seller to all Employees (including Employees who are not Continuing Employees) with respect to all outstanding vested Seller Options in accordance with Section 3.08 of this Agreement. Purchaser Parent shall remain responsible for payment (x) to any Continuing Employee of any severance or similar compensation and benefits payable following a termination of employment and (y) of the Merger Consideration to all holders of Net Vested Seller Shares, Net Vested Seller RSU Shares and Net Vested Seller PRSU Shares. Those employees of Seller and its Subsidiaries who do not continue their employment with Purchaser Parent or its Subsidiaries following the Effective Time who are not a party to an employment agreement or other severance agreement and are not otherwise entitled to severance benefits under Seller’s existing severance plan as described on Section 6.11(d) of Seller’s Disclosure Schedule, and who sign and deliver a release of claims (in a form to be agreed by Purchaser Parent and Seller), shall be entitled to receive a single lump sum payment of severance equal to (a) two weeks of base salary (based on a 52-week year) for those employees who have completed less than one year of service, and (b) two weeks of salary (based on a 52-week year) for each completed year of service, up to a maximum of 26 weeks, for those employees who have completed at least one year of service. For purposes of the foregoing, any severance benefits payable in accordance with the immediately preceding sentence pursuant to a timely delivered release of claims shall be paid on the later to occur of (i) the Purchaser Parent payroll date for the Purchaser Parent payroll period during which the former employee delivers to the Surviving Bank his or her executed release, or (ii) the Purchaser Parent payroll date for the Purchaser Parent payroll period during which the former employee’s release becomes effective following the expiration of any revocation period afforded under applicable law, in each case taking into consideration administrative cutoff dates for payroll processing purposes. If Seller or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid to an employee pursuant to that plan or arrangement shall reduce the amount that such employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way Purchaser Parent’s or its Subsidiaries’ at will employment policy or provide any third party beneficiary rights to employees of Seller or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy).

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(e)               Prior to the Closing, Seller and its Subsidiaries shall have timely paid into the Opus Bank 401(K) Plan (the “Seller Retirement Plan”) all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions relating to any employee deferrals or with respect to any service accrued prior to the Closing. Prior to the Closing, Seller shall provide adequate notice to any service provider to the Seller Retirement Plan of such termination to the extent required by applicable law and in accordance with the applicable service provider agreement and shall pay any associated termination fees to the extent then due and not otherwise satisfied by the Seller Retirement Plan in accordance with applicable law. Prior to the Closing, Seller shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to Purchaser Parent, to terminate the Seller Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the Seller Retirement Plan for all participants who currently maintain an account under the Seller Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Seller shall provide Purchaser Parent with evidence of the termination of the Seller Retirement Plan and Seller shall use commercially reasonable efforts to cooperate with Purchaser Parent in preparing a determination letter request to the IRS with respect to the termination of the Seller Retirement Plan.

(f)                Each of Seller and Purchaser Parent acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of Seller and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of Purchaser Parent to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by Purchaser Parent or any of its Subsidiaries. Each of Seller and Purchaser Parent agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with Seller, Purchaser Parent or any of their respective Subsidiaries or to any compensation or benefit.

6.12        Resignation and Appointment of Directors; Officers. Purchaser Parent and Purchaser Bank agree that effective no later than immediately prior to the Effective Time, Purchaser Parent and Purchaser Bank shall cause two existing directors of Purchaser Parent and Purchaser Bank to resign and Purchaser Parent and Purchaser Bank agree to take all action necessary to appoint or elect, effective as of the Effective Time, two new directors, each of whom shall be selected from Seller’s existing directors and mutually agreeable to Seller, Purchaser Parent and Purchaser Bank, as directors of Purchaser Parent and Purchaser Bank. Each individual shall serve until the first annual meeting of shareholders of Purchaser Parent following the Effective Time and until his or her successor is elected and qualified. Purchaser Parent shall include such individuals on the list of nominees for director presented by the Purchaser Parent Board and for which the Purchaser Parent Board shall solicit proxies at the first annual meeting of stockholders of Purchaser Parent following the Effective Time, provided, that such nomination and solicitation would not violate the fiduciary duties of the Purchaser Parent Board. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Purchaser Bank immediately prior to the Merger.

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6.13        Notification of Certain Matters. Each of Seller and Purchaser Parent shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

6.14        Estoppel Letters. Seller shall use its commercially reasonable efforts to take the actions set forth on Section 6.14 of Seller’s Disclosure Schedule with respect to the real estate (i) owned or leased by Seller or a Seller Subsidiary (ii) leased by Seller or a Seller Subsidiary.

6.15       Assumption of Subordinated Debt Obligations. As of the Effective Time, Purchaser Parent shall have assumed or caused one of its Subsidiaries to assume the obligations under the Subordinated Notes. In connection therewith, Purchaser Parent and Purchaser Bank, on the one hand, and Seller, on the other hand, shall execute and deliver any documents reasonably required to make such assumption effective.

6.16       Antitakeover Statutes. Each of Purchaser Parent and Seller and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.17       Consents. Seller shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices necessary or advisable pursuant to the terms of the Material Contracts as a result of the Transaction.

6.18       Exemption from Liability Under Section 16(b). Prior to the Effective Time, each of Purchaser Parent and Seller shall take all steps as may be necessary or appropriate to exempt the conversion of shares of Seller Common Stock into shares of Purchaser Parent Common Stock pursuant to the terms of this Agreement by employees of Seller who may become an officer or director of Purchaser Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

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Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto at or prior to the Closing of each of the following conditions:

(a)              Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Seller Common Stock and outstanding shares of Seller Preferred Stock, voting as separate classes, and the holders of outstanding shares of Purchaser Parent Common Stock shall have approved the issuance of the shares of Purchaser Parent Common Stock in the Merger.

(b)             Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require Purchaser Parent or Seller to take any action or commit to take any action that would reasonably be likely to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to Seller and its Subsidiaries, taken as a whole).

(c)               No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d)               Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)               Listing. The shares of Purchaser Parent Common Stock to be issued to the Seller shareholders, including holders of Net Vested Seller Shares, Net Vested Seller RSU Shares and Net Vested Seller PRSU Shares, as the Merger Consideration in the Merger, shall have been approved for listing on the Nasdaq.

7.02        Conditions to Obligation of Seller. The obligation of Seller to consummate the Merger is also subject to the fulfillment or written waiver by Seller at or prior to the Closing of each of the following conditions:

(a)              Representations and Warranties. The representations and warranties of Purchaser Parent and Purchaser Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser Parent and Purchaser Bank by the Chief Executive Officers and the Chief Financial Officers of Purchaser Parent and Purchaser Bank, respectively, to such effect.

(b)              Performance of Obligations of Purchaser Parent and Purchaser Bank. Purchaser Parent and Purchaser Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser Parent and Purchaser Bank by the Chief Executive Officers and the Chief Financial Officers of Purchaser Parent and Purchaser Bank, respectively, to such effect.

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(c)              Tax Opinion. Seller shall have received the written opinion of Sullivan & Cromwell LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Purchaser Parent, Seller and others, reasonably satisfactory in form and substance to such counsel and as of the date of such opinion.

(d)             Other Actions. Purchaser Parent and Purchaser Bank shall have furnished Seller with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Seller may reasonably request and evidence of the resignations required under Section 6.12.

7.03         Conditions to Obligation of Purchaser Parent and Purchaser Bank. The obligation of Purchaser Parent and Purchaser Bank to consummate the Merger is also subject to the fulfillment or written waiver by Purchaser Parent and Purchaser Bank at or prior to the Closing of each of the following conditions:

(a)             Representations and Warranties. The representations and warranties of Seller set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Purchaser Parent and Purchaser Bank shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(b)              Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Purchaser Parent and Purchaser Bank shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c)              Minimum Non Maturity Deposits. As of the month end prior to the Closing Date, Seller shall have an aggregate outstanding balance of non-maturity deposits equal to the amount described in Section 7.03(c) of Seller’s Disclosure Schedule.

(d)              Merger Related Expenses. Seller shall have delivered to Purchaser Parent, no later than five (5) Business Days prior to the Closing Date, an updated Section 1.01(b) (Merger Related Expenses) of Seller’s Disclosure Schedule.

(e)              Tax Opinion. Purchaser Parent shall have received the written opinion of Holland & Knight LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Purchaser Parent, Seller and others, reasonably satisfactory in form and substance to such counsel and as of the date of such opinion.

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(f)                Other Actions. Seller shall have furnished Purchaser Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Purchaser Parent may reasonably request.

Article VIII

TERMINATION

8.01        Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)               Mutual Consent. By the mutual consent in writing of Purchaser Parent and Seller.

(b)               Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Purchaser Parent or Seller in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured prior to the earlier of (A) 30 calendar days after the giving of written notice to the breaching party of such breach and (B) the Outside Date and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Sections 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)               Delay. By Purchaser Parent or Seller in the event the Merger is not consummated by December 31, 2020 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or the failure of any of the Shareholders (if Seller is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement; provided, that the Outside Date may be extended to March 31, 2021 by either Purchaser Parent or Seller by written notice to the other party if the Closing shall not have occurred by December 31, 2020, and on such date, the condition set forth in Section 7.01(b) has not been satisfied or waived and each of the other conditions set forth in Article VII has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions would have been capable of being satisfied on the Outside Date).

(d)               No Regulatory Approval. By Purchaser Parent or Seller in the event the approval of any Governmental Authority required for consummation of the Merger shall have been denied by final non-appealable action of such Governmental Authority, or any such Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger, or an application therefor shall have been permanently withdrawn by mutual agreement of Purchaser Parent and Seller at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

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(e)              Seller Failure to Recommend; Etc. By Purchaser Parent if (i) Seller shall have materially breached the provisions of Section 6.07 in any respect adverse to Purchaser Parent prior to the Seller Meeting, (ii) the Seller Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Purchaser Parent, or (iii) Seller shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Seller Meeting in accordance with Section 6.02.

(f)               Superior Proposal. Prior to the approval of the shareholders of Seller of this Agreement at the Seller Meeting or any adjournment or postponement thereof, by Seller in accordance with Section 6.07 if (i) the Seller Board authorizes Seller to enter into a binding written agreement with respect to such Superior Proposal and (ii) Seller pays to Purchaser Parent the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

(g)               No Seller Shareholder Approval. By Purchaser Parent, if approval of the shareholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Seller Meeting or any adjournment or postponement thereof prior to the Outside Date.

(h)               No Purchaser Parent Shareholder Approval. By Purchaser Parent or Seller, if the issuance of the shares of Purchaser Parent Common Stock in the Transaction and any other matters required to be approved by Purchaser Parent’s shareholders for consummation of the Transaction shall not have been duly approved by holders of a majority of shares of Purchaser Parent Common Stock voting at the Purchaser Parent Meeting duly called and held for such purpose.

(i)               Purchaser Parent Failure to Recommend; Etc. By Seller if prior to the Purchaser Parent Meeting, the Purchaser Parent Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Seller, or Purchaser Parent shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Purchaser Parent Meeting in accordance with Section 6.02.

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8.02        Effect of Termination and Abandonment.

(a)               In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Purchaser Parent nor Seller shall be relieved or released from any liabilities or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement.

(b)               In the event that (i) an Acquisition Proposal has been made (whether or not conditional) to Seller or its shareholders or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification) and thereafter (A) this Agreement is terminated by Purchaser Parent pursuant to Section 8.01(b), by Purchaser Parent or Seller pursuant to Section 8.01(c) or by Purchaser Parent pursuant to Section 8.01(g) and (B) prior to the date that is 12 months after such termination, (1) Seller or any of its Subsidiaries enters into a binding and definitive agreement with respect to any Acquisition Proposal (an “Acquisition Agreement”) or (2) any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(i)(B), the term “Acquisition Proposal” shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(a) except that all references to 25% shall be deemed references to 50%), then Seller shall pay to Purchaser Parent a fee equal to $38,658,859 (the “Termination Fee”) by wire transfer of next day funds on the earlier of the date of execution of such Acquisition Agreement and the consummation of such Acquisition Proposal. In the event that (i) this Agreement is terminated by Purchaser Parent pursuant to Section 8.01(e) or (ii) this Agreement is terminated by Seller pursuant to Section 8.01(f), then, in each such case, Seller shall pay Purchaser Parent the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by Purchaser Parent pursuant to Section 8.01(e), within two Business Days after such termination, and (y) in the case of a termination by Seller pursuant to Section 8.01(f), no later than the time of such termination. If the Termination Fee becomes payable pursuant to the terms of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of Purchaser Parent against Seller and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees, liabilities or damages payable by Seller under this Agreement shall be equal to the Termination Fee and any amounts payable under this Section 8.02(b). In no event shall Seller be obligated to pay the Termination Fee on more than one occasion.

(c)              Each party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement. Accordingly, if Seller fails promptly to pay the amounts due pursuant to this Section 8.02 and, in order to obtain such payment, Purchaser Parent commences a suit that results in a judgement against Seller for the amounts set forth in this Section 8.02, Seller shall pay to Purchaser Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

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Article IX

MISCELLANEOUS

9.01        Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination).

9.02        Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however, that after the approval of the principal terms of this Agreement by the Seller shareholders, there may not be, without further approval of Seller’s shareholders, any amendment of this Agreement that requires further approval under applicable law. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of Seller, the approval of the principal terms of this Agreement by the Seller shareholders will be deemed to have granted Seller the authority to amend such dates without such further approval.

9.03        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04        Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)               This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any litigation, arbitration, claim or other proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such litigation, arbitration, claim or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all litigation, arbitration, claims or other proceedings shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such litigation, arbitration, claim or other proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

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(b)              EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

9.05          Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

9.06          Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Seller to:

Opus Bank

19900 MacArthur Blvd.

12th Floor

Irvine, California 92601

Attention: Paul W. Taylor, President and Chief Executive Officer

Fax: (949) 250-9988

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: H. Rodgin Cohen, Esq. / Stephen M. Salley, Esq.

Fax: (212) 291-9028 / (212) 291-9192

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If to Purchaser Parent to:

Pacific Premier Bancorp, Inc.

17901 Von Karman Ave.

Suite 1200

Irvine, California 92614

Attention: Steve Gardner, Chairman, President and Chief Executive Officer

Fax: (949) 864-8616

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention: Jeffrey D. Haas, Esq. / Shawn M. Turner, Esq.

Fax: (202) 955-5564

9.07          Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Agreement of Merger, the Shareholder Agreements and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Shareholder Agreements and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Purchaser Parent’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08          Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Seller or Purchaser Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09          Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

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9.10          Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11          Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12          Alternative Structure. Subject to the proviso in the first sentence of Section 9.02, Purchaser Parent may at any time modify the structure of the acquisition of Seller set forth herein, provided that (a) the Merger Consideration to be paid to the holders of Seller Capital Stock is not thereby changed in kind or reduced in amount as a result of such modification, (b) such modifications will not adversely affect the tax treatment to Seller’s shareholders, including holders of Net Vested Seller Shares, Net Vested Seller RSU Shares and Net Vested Seller PRSU Shares, as a result of receiving the Merger Consideration and (c) such modification will not and, are not reasonably expected to, jeopardize, impede or delay any (1) receipt of any required approvals of Governmental Authorities, (2) approval by the requisite vote of the holders of outstanding shares of Seller Common Stock and outstanding shares of Seller Preferred Stock, voting as separate classes, of the Merger, and of the holders of outstanding shares of Purchaser Parent Common Stock of the issuance of the shares of Purchaser Parent Common Stock in the Merger or (3) consummation of the Transactions contemplated by this Agreement.

9.13          Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.

By:	/s/ Steven R. Gardner
Name:	Steven R. Gardner
Title:	Chairman, President and Chief Executive Officer

By:	/s/ Steven R. Arnold
Name:	Steven R. Arnold
Title:	Corporate Secretary

PACIFIC PREMIER BANK

By:	/s/ Steven R. Gardner
Name:	Steven R. Gardner
Title:	Chairman and Chief Executive Officer

By:	/s/ Steven R. Arnold
Name:	Steven R. Arnold
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

OPUS BANK

By:	/s/ Paul W. Taylor
Name:	Paul W. Taylor
Title:	President and Chief Executive Officer

By:	/s/ Angelee Harris
Name:	Angelee Harris
Title:	Executive Vice President, General Counsel and Assistant Secretary

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Annex A

FORM OF SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of January 31, 2020, between the Person(s) executing this Agreement as a “Shareholder” or “Shareholders” on the signature pages hereto (collectively, the “Shareholders”), Pacific Premier Bancorp, Inc., a Delaware corporation (“Purchaser Parent”), Pacific Premier Bank, a California-chartered commercial bank and wholly-owned bank subsidiary of Purchaser Parent (“Purchaser Bank”), and, solely for purposes of the last sentence of Section 9, Opus Bank, a California-chartered commercial bank (“Seller”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Seller, Purchaser Parent and Purchaser Bank are simultaneously herewith entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Seller will merge with and into Purchaser Bank on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Seller Capital Stock will be converted into shares of Purchaser Parent Common Stock and cash in lieu of fractional shares in the manner set forth therein;

WHEREAS, each Shareholder owns the shares of Seller Capital Stock identified on Exhibit I hereto (such shares, together with all shares of Seller Capital Stock subsequently acquired by Shareholder during the term of this Agreement (as contemplated in Section 8), being referred to as the “Shares”); and

WHEREAS, in order to induce Purchaser Parent and Purchaser Bank to enter into the Merger Agreement, each Shareholder, solely in such Shareholder’s capacity as a shareholder of Seller and not in any other capacity, has agreed to enter into and perform its obligations arising under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Agreement to Vote Shares. Each Shareholder agrees during the term of this Agreement (as contemplated in Section 8) that at any meeting of the shareholders of Seller, or in connection with any written consent of the shareholders of Seller, to the extent that the matters set forth in Section 1(b)(x)-(z) are presented at a meeting of Seller’s shareholders and such Shareholder is entitled to vote on such matters, each such Shareholder shall:

(a)               appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

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(b)              vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by such Shareholder or as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that, to the knowledge of such Shareholder, would result in a breach of any covenant, representation or warranty or any other material obligation or agreement of Seller contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or, to the knowledge of the Shareholder, would reasonably be expected, to materially and adversely impede, interfere or be inconsistent with, or materially and adversely delay, postpone, discourage or affect the consummation of the Merger or the performance by Seller of its obligations under the Merger Agreement; provided, that if there is any amendment, waiver or modification to the Merger Agreement that is effected after the date hereof that (x) reduces or has the effect of reducing the Exchange Ratio, (y) changes the form of all or any portion of the Merger Consideration and/or (z) imposes any material condition to the receipt of Merger Consideration (any such amendment, waiver or modification, a “Material Merger Agreement Change”), this Section 1 shall be inapplicable.

2.             Transfer of Shares.

(a)               Prohibition on Transfers of Shares; Other Actions. Each Shareholder hereby agrees that, during the term of this Agreement (as contemplated in Section 8), such Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with such Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any other action that would reasonably be expected to adversely impair or otherwise affect, in any material respect, such Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)               Transfer of Voting Rights. Each Shareholder hereby agrees that such Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

(c)               Notwithstanding the terms of Section 2(a) and 2(b), no Shareholder shall be prohibited from engaging in any hedging, derivative, securities lending or similar agreements, arrangements and understandings with respect to the Shares, including those pursuant to any sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, or entry into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is settled by delivery of Shares, in cash or otherwise, so long as such agreements, arrangements and understandings do not limit such Shareholder’s ability to comply with its obligations under Section 1.

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3.             Representations and Warranties of Shareholders. Each Shareholder represents and warrants to and agrees with Purchaser Parent as follows:

(a)               Capacity. Such Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)               Binding Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and legally binding obligation of the other parties hereto (other than the other Shareholders), constitutes the valid and legally binding obligation of such Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)               Non-Contravention. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder, in each case, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Shareholder to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(d)              Ownership. Such Shareholder’s Shares are, and, except as otherwise provided for in Section 2 hereof, during the term of this Agreement (as contemplated in Section 8) will be, owned beneficially and of record solely by such Shareholder, except as (x) otherwise disclosed on Exhibit I hereto or (y) to the extent such Shares are transferred after the date hereof to any other shareholder of Seller who has executed a copy of this Agreement on the date hereof or a separate agreement with Purchaser Parent, Purchaser Bank and Seller with terms substantially similar to those contained herein. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto or arising under applicable securities Laws. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Seller Capital Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2 and Section 9, will have at all times during the term of this Agreement (as contemplated in Section 8) (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares owned by such Shareholder on the date of this Agreement and all of the Shares hereafter acquired by such Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement (as contemplated in Section 8). For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any binding agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 calendar days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

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(e)               Consents and Approvals. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)                Absence of Litigation. As of the date hereof, there is no suit, action, investigation (in the case of investigations, to the knowledge of such Shareholder) or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of his, her or its affiliates before or by any Governmental Authority that would reasonably be expected to materially impair the ability of such Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.             Representations and Warranties of Purchaser Parent and Purchaser Bank. Purchaser Parent represents and warrants to and agrees with the Shareholders as follows:

(a)               Capacity. Each of Purchaser Parent and Purchaser Bank has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)               Binding Agreement. This Agreement has been duly executed and delivered by Purchaser Parent and Purchaser Bank and, assuming this Agreement constitutes a valid and legally binding obligation of the other parties hereto (other than Purchaser Parent and Purchaser Bank), constitutes the valid and legally binding obligation of Purchaser Parent and Purchaser Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)               Non-Contravention. The execution and delivery of this Agreement by Purchaser Parent and Purchaser Bank does not, and the performance by each of Purchaser Parent and Purchaser Bank of his, her or its obligations hereunder and the consummation by each of Purchaser Parent and Purchaser Bank of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Purchaser Parent or Purchaser Bank is a party or by which Purchaser Parent or Purchaser Bank is bound, or any statute, rule or regulation to which Purchaser Parent or Purchaser Bank is subject or any charter, bylaw or other organizational document of Purchaser Parent or Purchaser Bank, in each case, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Purchaser Parent or Purchaser Bank to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

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5.             No Solicitation. Each Shareholder hereby agrees that during the term of this Agreement (as contemplated in Section 8) he, she or it shall not, and shall not knowingly instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to (on its behalf), (a) meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal after becoming aware that the Person has made or is considering making an Acquisition Proposal, or (b) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or knowingly and intentionally seek to influence any Person to vote, any shares of Seller Capital Stock (x) against the adoption or approval of the Merger Agreement and the Merger or (y) in favor of any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, unless in the case of clause (b) above, the Shareholder is a director of Seller’s Board of Directors or an officer of Seller and Seller’s Board of Directors has effected a Change in Recommendation (as defined in the Merger Agreement), in accordance with the terms of the Merger Agreement, and in such case, such Shareholder’s activities are solely in his or her capacity as a director or officer of Seller. Each Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons (other than Seller, Purchaser Parent, Purchaser Bank and any of their respective representatives) with respect to any Acquisition Proposal and will take all reasonably necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 5. Nothing contained in this Section 5 shall prevent any officer of Seller or a member of the Seller Board from discharging his or her fiduciary duties solely in his or her capacity as an officer of Seller or a member of the Seller Board.

6.             Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Each Shareholder hereby agrees to notify Purchaser Parent promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Seller Capital Stock or other securities of Seller of which Shareholder acquires beneficial or record ownership on or after the date hereof. Each Shareholder shall promptly advise Seller of each contact such Shareholder may receive from any Person relating to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal.

7.             Specific Performance and Remedies. Each party hereto acknowledges that (a) it will be impossible to measure in money the damage to the other parties hereto if such first party fails to comply with its obligations imposed by this Agreement and (b) in the event of any such failure, the other parties hereto will not have an adequate remedy at law. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other parties hereto may have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other parties hereto seeking or obtaining such equitable relief.

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8.             Term of Agreement; Termination.

(a)           The term of this Agreement shall commence on the date hereof.

(b)          This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time of the Merger, (iii) the date, if any, of any Material Merger Agreement Change and (iv) the date the Shares have been voted at the Seller Meeting as provided for in Section 1(b)(x), and provided that at least a majority of all of the issued and outstanding shares of Seller Common Stock and Seller Preferred Stock, voting as separate classes, have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the Seller Meeting. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful and intentional breach of this Agreement prior to such termination.

9.             Stop Transfer Order. In furtherance of this Agreement, each Shareholder hereby authorizes and instructs Seller to enter a stop transfer order with respect to all of such Shareholder’s Shares for the period from the date hereof through the term of this Agreement (as contemplated in Section 8), except as otherwise provided for in Section 2(a) hereof. Seller agrees that it shall comply with such stop transfer instructions.

10.           Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. If any amendment, supplement, modification, or waiver is provided to any Shareholder (as defined in the Merger Agreement) such amendment, supplement, modification or waiver shall be offered to the Shareholder.  No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.           Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser Parent to:

Pacific Premier Bancorp, Inc.

17901 Von Karman Ave.

Suite 1200

Irvine, California 92614

Attention: Steve Gardner, Chairman, President and Chief Executive Officer

Fax: (949) 864-8616

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With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention: Jeffrey D. Haas, Esq. / Shawn M. Turner, Esq.

Fax: (202) 955-5564

If to Seller to:

Opus Bank

19900 MacArthur Blvd.

12th Floor

Irvine, California 92601

Attention: Paul W. Taylor, President and Chief Executive Officer

Fax: (949) 250-9988

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: H. Rodgin Cohen, Esq. / Stephen M. Salley, Esq.

Fax: (212) 291-9028 / (212) 291-9192

If to any Shareholder to:

[________]

[________]

With a copy to:

[________]

[________]

12.           Miscellaneous.

(a)           Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

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(b)          Capacity. The covenants, obligations and agreements contained herein shall apply to each Shareholder solely in his or her or its capacity as a shareholder of Seller, and no covenant, obligation or agreement contained herein shall apply to any Shareholder in his, her or its capacity as a director, officer or employee of Seller or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Seller or otherwise.

(c)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)          Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)           Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)           Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)          Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

(h)           Capacity. Each Shareholder is entering into this Agreement solely in his, her or its capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by such Shareholder, solely in his, her or its capacity as a director or officer of Seller (or a Subsidiary of Seller).

(i)            Effectiveness. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

13.           Attorney’s Fees. The prevailing party or parties in any final and non-appealable litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the non-prevailing party or parties all reasonable and documented out-of-pocket fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of the Proceeding, including, without limitation, to enforce or collect any judgment or award resulting from the Proceeding.

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14.           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser Parent, Purchaser Bank or Seller any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Shareholder, and none of Purchaser Parent, Purchaser Bank and Seller shall have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.

By:
Name:	Steven R. Gardner
Title:	Chairman, President and Chief Executive Officer

By:
Name:	Steven R. Arnold
Title:	Corporate Secretary

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PACIFIC PREMIER BANK

By:
Name:	Steven R. Gardner
Title:	Chairman and Chief Executive Officer

By:
Name:	Steven R. Arnold
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

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OPUS BANK

By:
Name:	Paul W. Taylor
Title:	President and Chief Executive Officer

By:
Name:	Angelee Harris
Title:	Executive Vice President, General Counsel and Assistant Secretary

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SHAREHOLDER

Name:

[Signature Page – Shareholder Agreement]

EXHIBIT I

Name of Shareholder	Shares of Seller Common Stock Beneficially Owned	Shares of Seller Preferred Stock Beneficially Owned

Annex B

Form of
Agreement of Merger

Agreement of Merger, dated as of ____________, 2020 (“Agreement of Merger”), by and between Opus Bank (“Seller”) and Pacific Premier Bank (“Purchaser Bank”).

WITNESSETH:

WHEREAS, Seller is a California-chartered bank, which has its principal place of business in Irvine, California; and

WHEREAS, Purchaser Bank is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc., a Delaware corporation (“Purchaser Parent”), which has its principal place of business in Irvine, California; and

WHEREAS, Purchaser Parent, Purchaser Bank and Seller have entered into an Agreement and Plan of Reorganization, dated as of January 31, 2020 (the “Agreement”), pursuant to which Seller will merge with and into Purchaser Bank, with Purchaser Bank as the surviving bank, pursuant to the provisions of the General Corporation Law of the State of California (the “Merger”); and

WHEREAS, the respective Boards of Directors of Seller and Purchaser Bank have approved this Agreement of Merger and approved and deemed it advisable to consummate the Merger provided for herein on the terms and conditions herein provided, subject to approval of their respective shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and subject to the terms and conditions of the Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined below), Seller shall merge with and into Purchaser Bank under the laws of the State of California. Purchaser Bank shall be the surviving bank of the Merger (the “Surviving Bank”) and the separate existence of Seller shall cease.

2.            Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight – Division of Financial Institutions, or as set forth in such filing, when all of the conditions precedent to the consummation of the Merger specified in this Agreement of Merger shall have been satisfied or duly waived by the party entitled to satisfaction thereof (such date and time being herein referred to as the “Effective Time”).

3.            Articles of Incorporation and Bylaws. The Articles of Incorporation and the Amended and Restated Bylaws of Purchaser Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

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4.            Name; Offices. The name of the Surviving Bank shall be “Pacific Premier Bank.” The main office of the Surviving Bank shall be the main office of Purchaser Bank immediately prior to the Effective Time. All branch offices of Seller and Purchaser Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Seller and Purchaser Bank and applicable regulatory authorities after the date hereof.

5.            Directors and Executive Officers. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Purchaser Bank immediately prior to the Merger; provided, that immediately prior to the Effective Time, Purchaser Parent and Purchaser Bank shall cause two of Purchaser Bank’s existing directors to resign and, effective as of the Effective Time, two new directors, each of whom shall be selected from Seller’s existing directors and shall be mutually agreeable to Seller, Purchaser Parent and Purchaser Bank, shall be appointed to fill the vacancies created by such resignations. Each such appointee shall serve as a director of the Surviving Bank for the remainder of the term of the resigning director and until such appointee’s successor shall be duly elected and qualified.

6.            Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a)               all rights, franchises and interests of Seller in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Seller immediately prior to the Effective Time; and

(b)               the Surviving Bank shall be liable for all liabilities of Seller, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Seller shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

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7.            Effect on Shares of Stock.

(a)       Seller. As of the Effective Time, each share of Seller capital stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the consideration set forth in Section 3.01(b) of the Agreement.

(b)       Purchaser Bank. Each share of Purchaser Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

8.            Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

9.            Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

10.          Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Purchaser Bank and Seller at any time prior to the Effective Time, except that after the meeting of Seller’s shareholders convened for the purpose of voting upon the Agreement and transactions contemplated thereby, no amendment shall be made which by law requires further approval by the shareholders of Seller without obtaining such approval.

11.          Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12.          Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

13.          Termination. This Agreement of Merger shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by Seller and Purchaser Bank.

14.          Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to all of the conditions of the Merger set forth herein and in the Agreement.

15.          Procurement of Approvals. Seller and Purchaser Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law, regulation or policies to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable law, regulation or policies.

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16.          Entire Agreement. Except as otherwise set forth in this Agreement of Merger and the Agreement, the Agreement and this Agreement of Merger (including the documents and the instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Agreement of Merger, the terms of the Agreement shall control.

[Signature page follows]

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IN WITNESS WHEREOF, each of Purchaser Bank and Seller has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK

By:
Name:	Steven R. Gardner
Title:	Chairman and Chief Executive Officer

By:
Name:	Steven R. Arnold
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

OPUS BANK

By:
Name:	Paul W. Taylor
Title:	President and Chief Executive Officer

By:
Name:	Angelee Harris
Title:	Executive Vice President, General Counsel and Assistant Secretary

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CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

Edward Wilcox and Steven R. Arnold state and certify that:

1.	They are the President, and the Executive Vice President, General Counsel and Corporate Secretary, respectively, of Pacific Premier Bank, a California-chartered bank (“Pacific Premier”).

2.	The principal terms of the attached form of Agreement of Merger (the “Merger Agreement”), by and between Pacific Premier and Opus Bank, a California-chartered bank (“Opus”), pursuant to which Opus will merge with and into Pacific Premier, with Pacific Premier as the surviving institution, was entitled to be and was approved alone by the Board of Directors of Pacific Premier under the provisions of Section 1201 of the California Corporations Code.

[Signature page follows]

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On the date set forth below, each of the undersigned does hereby declare under the penalty of perjury under the laws of the State of California that the undersigned signed the foregoing certificate in the official capacity set forth beneath his signature, and that the statements set forth in said certificate are true and correct of his own knowledge.

Signed on ____________, 2020

By:
Edward Wilcox
President

By:
Steven R. Arnold
Executive Vice President, General Counsel and Corporate Secretary

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CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

Paul W. Taylor and Angelee Harris state and certify that:

1.	They are the President and Chief Executive Officer, and the Executive Vice President, General Counsel and Assistant Secretary, respectively, of Opus Bank, a California-chartered bank (“Opus”).

2.	The principal terms of the attached form of Agreement of Merger (the “Merger Agreement”), by and between Pacific Premier Bank, a California-chartered bank (“Pacific Premier”), and Opus, pursuant to which Opus will merge with and into Pacific Premier, with Pacific Premier as the surviving institution, was duly approved by the Board of Directors of Opus.

3.	Opus has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. Opus has [●] ([●]) shares of Common Stock outstanding that were entitled to vote on the Merger Agreement, and [●] ([●]) shares of Preferred Stock outstanding that were entitled to vote on the Merger Agreement.

4.	The shareholder percentage vote required to approve the Merger Agreement was the affirmative vote of a at least 50.1% of the outstanding shares of each class of stock that was entitled to vote on the Merger Agreement.

5.	The principal terms of the Merger Agreement in the form attached were approved by the shareholders of Opus by a vote of the number of shares which equaled or exceeded the vote required.

[Signature page follows]

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On the date set forth below, each of the undersigned does hereby declare under the penalty of perjury under the laws of the State of California that the undersigned signed the foregoing certificate in the official capacity set forth beneath their signature, and that the statements set forth in said certificate are true and correct of his and her own knowledge.

Signed on ____________, 2020

By:
Paul W. Taylor
President and Chief Executive Officer

By:
Angelee Harris
Executive Vice President, General Counsel and Assistant Secretary

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